++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT A FINAL PROSPECTUS           +
+SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE       +
+ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE          +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS SUPPLEMENT  (Subject to Completion, Issued February 27, 1998)
(To Prospectus dated May 22, 1997)

                                  $250,000,000

                           Provident Companies, Inc.

                         % SENIOR NOTES DUE MARCH 1, 2028

                                  ----------

                    Interest payable March 1 and September 1

                                  ----------

THE   % SENIOR NOTES  DUE MARCH 1, 2028 (THE "NOTES")  OFFERED HEREBY ARE BEING
ISSUED BY PROVIDENT COMPANIES, INC. (THE "COMPANY") IN AN AGGREGATE PRINCIPAL AMOUNT OF $250.0 MILLION. THE NOTES WILL MATURE ON MARCH 1, 2028 AND ARE
 REDEEMABLE AS A WHOLE OR IN PART AT THE OPTION OF THE COMPANY, IN THE MANNER AND AT THE REDEMPTION PRICE DESCRIBED HEREIN UNDER "DESCRIPTION OF THE NOTE-- REDEMPTION." THE NOTES WILL NOT HAVE THE BENEFIT OF ANY SINKING FUND. THE NOTES WILL BE REPRESENTED BY A GLOBAL SECURITY REGISTERED IN THE NAME OF THE
  DEPOSITORY TRUST COMPANY ("DTC") OR ITS NOMINEE. BOOK-ENTRY INTERESTS IN THE GLOBAL SECURITY WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY DTC OR ITS NOMINEE. SEE "DESCRIPTION OF THE NOTES." IN CONNECTION WITH THE PUBLIC OFFERING OF THE
   NOTES (THE "NOTE OFFERING"), PROVIDENT FINANCING TRUST I, AN AFFILIATE OF THE COMPANY (THE "PROVIDENT TRUST"), EXPECTS TO CONSUMMATE THE PUBLIC OFFERING OF CAPITAL SECURITIES (THE "CAPITAL SECURITIES") WITH AN AGGREGATE LIQUIDATION AMOUNT OF $250.0 MILLION (THE "CAPITAL SECURITIES
    OFFERING"). THE CAPITAL SECURITIES OFFERING IS BEING MADE PURSUANT TO A SEPARATE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.

                                  ----------

        SEE "RISK FACTORS" ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

    THESE  SECURITIES   HAVE  NOT  BEEN   APPROVED  OR
     DISAPPROVED  BY  THE   SECURITIES  AND  EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION,
      NOR   HAS    THE   SECURITIES   AND   EXCHANGE
       COMMISSION    OR   ANY   STATE    SECURITIES
        COMMISSION  PASSED  UPON THE  ACCURACY  OR
         ADEQUACY OF  THIS  PROSPECTUS SUPPLEMENT
         OR  THE  PROSPECTUS. ANY  REPRESENTATION
          TO   THE   CONTRARY  IS   A   CRIMINAL
           OFFENSE.

                                  ----------

                       PRICE       % AND ACCRUED INTEREST

                                  ----------

                                                   UNDERWRITING
                                       PRICE TO    DISCOUNTS AND   PROCEEDS TO
                                      PUBLIC (1)  COMMISSIONS (2) COMPANY (1)(3)
                                      ----------  --------------- --------------
Per Note............................        %              %              %
Total............................... $250,000,000    $             $250,000,000

-----
  (1) Plus accrued interest from March  , 1998.
  (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (3) Before deducting expenses payable by the Company estimated at $       .

                                  ----------

  The Notes are being offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Underwriters. It is expected that delivery of the Notes will be made in book-entry form through the
facilities of DTC, on or about March    , 1998, against payment therefor in
immediately available funds.

                                  ----------

MORGAN STANLEY DEAN WITTER
   BEAR, STEARNS & CO. INC.
        CHASE SECURITIES INC.
            CREDIT SUISSE FIRST BOSTON
                   DONALDSON, LUFKIN & JENRETTE
                           SECURITIES CORPORATION

March    , 1998

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS CONSTITUTES AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, THE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Forward Looking Statements................................................   S-3
Summary...................................................................   S-4
Selected Consolidated Financial Data......................................   S-7
Recent Developments.......................................................   S-8
Use of Proceeds...........................................................  S-11
Capitalization............................................................  S-12
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................  S-13
The Company...............................................................  S-26
Description of the Notes..................................................  S-36
Underwriters..............................................................  S-40
Legal Matters.............................................................  S-41
Experts...................................................................  S-41

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS AND "UNDERWRITERS" HEREIN.

                          FORWARD LOOKING STATEMENTS

  This Prospectus Supplement, the accompanying Prospectus, and the information incorporated by reference herein, contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (ii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (iii) failure to develop multiple distribution channels in order to obtain new customers or failure to retain existing customers; (iv) inability to carry out product design, marketing and sales plans, including, among others, planned changes to certain existing products (which may result in reduced market acceptance of the revised products) or planned strategies to penetrate new market segments; (v) loss of key executives; (vi) changes in interest rates causing a reduction of investment income; (vii) general economic and business conditions which are less favorable than expected; (viii) unanticipated changes in industry trends; (ix) inaccuracies in assumptions regarding future morbidity, persistency, mortality and interest rates used in calculating reserve amounts; (x) failure to continue improvement of the Company's disability insurance claims management process; and (xi) with respect to cost savings that may be realized from, and costs associated with, the acquisition of The Paul Revere Corporation ("Paul Revere") (the "Paul Revere Merger"), the following possibilities: (a) the expected cost savings (through the implementation of a restructuring program that includes combining certain functions of the Company and Paul Revere, restructuring the field organizations of both companies to eliminate redundant facilities and better serve the combined company's customers, and reducing staff) are less than anticipated or cannot be fully realized because elements of the restructuring program are not implemented or because of unanticipated offsetting costs; and (b) costs or difficulties related to the integration of the businesses of the Company and Paul Revere are greater than expected. See "Risk Factors" in the accompanying Prospectus.

                                    SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement. The information in this Prospectus Supplement supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. Each of the capitalized terms used in this Prospectus Supplement and not otherwise defined in this Prospectus Supplement has the meaning set forth in the accompanying Prospectus.

THE COMPANY

  The Company, through its subsidiaries, is the largest provider of individual disability insurance and the second largest overall disability insurer in North America on the basis of in-force premiums. It also provides a complementary portfolio of life insurance products, including life insurance, employer- and employee-paid group benefits and related services. The Company is the parent holding company for a group of insurance companies that collectively operate in all 50 states, the District of Columbia, Puerto Rico, and Canada. The Company's two principal operating subsidiaries are Provident Life and Accident Insurance Company ("Accident") and The Paul Revere Life Insurance Company ("Paul Revere Life").

  Since 1994, the Company has completed a comprehensive corporate repositioning that has prepared it to support growth and increase stockholder value. A new management team headed by J. Harold Chandler, who joined the Company in November 1993, initiated a strategic review of the business. As a result of its review, management refocused the Company's strategy to (i) serve the individual and employee benefits insurance markets, (ii) leverage the Company's disability insurance expertise, (iii) utilize multiple distribution channels to reach broader market segments, and (iv) more closely align the interests of the Company's employees with those of its stockholders.

  The Company has successfully undertaken a number of major initiatives in pursuing this strategy. Specifically, the Company (i) sold its group medical business for $231.0 million in cash and stock, (ii) began winding down its guaranteed investment contract ("GIC") business which carried high capital requirements, (iii) reduced the annual dividend on the Company's common stock, par value $1.00 per share (the "Common Stock"), from $1.04 to $.80 per share to preserve capital to fund future growth, (iv) simplified the corporate legal structure and eliminated a dual class of common stock that had special voting rights in order to present a more conventional corporate structure profile to the investing market, (v) sold in six transactions $1,459.6 million in commercial mortgage loans as part of repositioning its investment portfolio,
(vi) restructured its marketing and distribution channels, along with the support areas of product development, underwriting and claims, to better reach and serve individual and employee benefits customers, (vii) strengthened its claims management procedures in the disability income insurance business, on which the Company took a $423.0 million pre-tax charge in the third quarter of 1993 to strengthen reserves on a portion of that block of business, and (viii) began restructuring its disability income products to discontinue the sale of policies which combined noncancelable contracts with long-term own-occupation provisions and to offer in their place an income replacement contract with more reasonable limits and better pricing for elective provisions.

  The acquisitions of Paul Revere and GENEX Services, Inc. ("Genex") in early 1997 and the disposition of certain non-core lines of business are the latest accomplishments under the Company's strategic plan. These actions strengthen the Company's disability insurance capabilities and enable the Company to offer a comprehensive and well-focused portfolio of products and services to its customers. See "The Company--General."

  Paul Revere is a specialist in disability insurance, with $972.8 million of disability premium income (86 percent of its total premium income) in 1996. From 1989 through 1996 it was the largest provider of individual disability insurance in the United States and Canada on the basis of in-force premiums. By combining Paul Revere's operations with those of the Company, the Company has begun to realize significant operating efficiencies, including leveraging both companies' knowledge of disability risks, specialized claims and underwriting skills, and sales expertise. The Company also has begun to realize cost savings as a result of combining the corporate, administrative, and financial operations of the two companies.

  Genex provides the Company with specialized skills in disability case management and vocational rehabilitation that advance the Company's goal of providing products that enable disabled policyholders to return to work. Genex provides a full range of disability management services, including worksite injury management, telephonic early intervention services for injured workers, medical case management, vocational rehabilitation, and disability cost analysis, to third party administrators, corporate clients and insurance companies.

  As it has acquired operations that complement its core business, the Company has also continued to exit non-core lines. On June 30, 1997, the Company announced that it had agreed to transfer its dental business to Ameritas Life Insurance Corporation ("Ameritas"). The dental block, which was acquired in the Paul Revere Merger, produced $48.3 million in premium income in 1996 and $36.1 million in the first nine months of 1997. The full transition of the dental business to Ameritas was completed in November 1997.

  On December 18, 1997, the Company entered into a definitive agreement to sell Provident's in-force individual and tax-sheltered annuity business to various affiliates of American General Corporation ("American General"). The Company and American General also entered into preliminary reciprocal marketing agreements whereby American General will market the Company's individual disability products and the Company will market American General's individual annuity products. The in-force business being sold consists primarily of single-premium fixed annuities and tax-sheltered annuities in Accident, Provident National Assurance Company ("National"), Paul Revere Life, and The Paul Revere Variable Annuity Life Insurance Company ("Paul Revere Variable"). In addition, American General is acquiring a number of miscellaneous group pension lines of business sold in the 1970's and 1980's, which are no longer actively marketed. The sale does not include the Company's block of traditional GICs, or group single premium annuities, which will continue in a run-off mode until such time as these blocks are completely discontinued. In consideration for the transfer of the annuity reserves, American General is paying the Company a ceding commission of approximately $58 million. The annuities being sold to American General represent $2.4 billion of statutory reserves. The transaction, which is subject to requisite regulatory approvals and certain other conditions, is expected to close by March 31, 1998.

  The Company's principal executive offices are located at 1 Fountain Square, Chattanooga, Tennessee 37402, and its telephone number is (423) 755-1011.

THE NOTE OFFERING AND THE CAPITAL SECURITIES OFFERING

  In connection with the Note Offering, the Provident Trust expects to consummate the Capital Securities Offering. The consummation of the Note Offering is not conditioned on the completion of the Capital Securities Offering, and the consummation of the Capital Securities Offering is not conditioned on the completion of the Note Offering. There can be no assurance that the Capital Securities Offering will be consummated. The Capital Securities Offering is being made pursuant to a separate prospectus supplement.

DESCRIPTION OF THE NOTES

Securities Offered................ $250.0 million aggregate principal amount of
                                     % Senior Notes due March 1, 2028.
Maturity Date..................... March 1, 2028.
Interest..........................   % per annum.
Interest Payment Dates............ March 1 and September 1 of each year, commencing September 1, 1998
Ranking........................... The Notes will be senior unsecured obligations of the Company and will rank pari
                                   passu in right of payment with the Company's
                                   obligations under all existing and future
                                   indebtedness of the Company (including bank
                                   credit facilities) and senior in right of
                                   payment to all existing and future
                                   indebtedness of the Company that is expressly
                                   subordinated to the Notes.
Redemption........................ The Notes will be redeemable in whole or in part, at the option of the Company at any
                                   time, at a redemption price equal to the
                                   greater of (i) 100% of their principal amount
                                   or (ii) the sum of the present values of the
                                   remaining scheduled payments of principal and
                                   interest thereon discounted to the date of
                                   redemption on a semiannual basis at the
                                   Treasury Rate (as defined herein) plus
                                   basis points, plus in the case of each of
                                   clause (i) and (ii) accrued interest to the
                                   date of redemption. See "Description of the
                                   Notes-- Redemption."
Use of Proceeds................... The net proceeds from the Note Offering and the Capital Securities Offering will be used
                                   to reduce the Company's short-term
                                   borrowings. See "Use of Proceeds."

  For additional information regarding the Notes see "Description of the Notes."

RISK FACTORS

  Prospective investors should carefully consider the matters set forth under "Risk Factors" beginning on page 5 of the accompanying Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected historical financial data as of and for the five years in the period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company, which are incorporated herein by reference. The following selected pro forma financial data reflect consummation of the Paul Revere Merger and have been derived from pro forma financial information of the Company incorporated herein by reference. Interim unaudited data for the nine months ended September 30, 1997 and 1996 reflect, in the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1997 and 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The information set forth below should be read in conjunction with the Company's and Paul Revere's respective consolidated financial statements (including the notes thereto), and the pro forma financial information relating to the Paul Revere Merger (including the notes thereto) and the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, both of which are incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                              NINE MONTHS
                                 ENDED           YEAR ENDED
                            SEPTEMBER 30,       DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                          --------------------      1996        ---------------------------------------------------------
                            1997       1996     PRO FORMA(1)      1996       1995       1994       1993           1992
                          ---------  ---------  ------------    ---------  ---------  ---------  ---------      ---------
                                    (UNAUDITED)
                                                     (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Premium income.........  $ 1,471.5  $   883.3   $ 2,306.0      $ 1,175.7  $ 1,251.9  $ 1,382.6  $ 1,400.2      $ 1,490.7
 Net investment income..      990.1      822.1     1,498.4        1,090.1    1,221.3    1,238.6    1,318.7        1,241.8
 Net realized investment
  gains (losses)........       13.1      (10.0)       40.0           (8.6)     (31.7)     (30.1)      43.6          (30.8)
 Other income...........       87.5       28.0        40.0           34.7      113.8      171.1      175.5          165.0
                          ---------  ---------   ---------      ---------  ---------  ---------  ---------      ---------
  Total revenue.........    2,562.2    1,723.4     3,884.4        2,291.9    2,555.3    2,762.2    2,938.0        2,866.7
                          ---------  ---------   ---------      ---------  ---------  ---------  ---------      ---------
Benefits and expenses:
 Policy and contract
  benefits and change in
  reserves..............    1,719.9    1,262.4     3,110.7        1,661.2    1,904.6    1,981.2    2,502.8        2,102.6
 Expenses other than
  interest..............      548.0      287.3       782.4          384.8      450.3      550.9      545.2          555.6
 Interest expense.......       31.3       15.3        34.2           19.7       24.4       29.2       30.1           28.7
                          ---------  ---------   ---------      ---------  ---------  ---------  ---------      ---------
  Total benefits and
   expenses.............    2,299.2    1,565.0     3,927.3        2,065.7    2,379.3    2,561.3    3,078.1        2,686.9
                          ---------  ---------   ---------      ---------  ---------  ---------  ---------      ---------
Income (loss) before
 income taxes...........      263.0      158.4       (42.9)         226.2      176.0      200.9     (140.1)         179.8
Federal income taxes
 (credit)...............       91.5       56.7        (8.5)          80.6       60.4       65.6      (58.9)          67.2
                          ---------  ---------   ---------      ---------  ---------  ---------  ---------      ---------
 Net income (loss)......  $   171.5  $   101.7   $   (34.4)(2)  $   145.6  $   115.6  $   135.3  $   (81.2)     $   112.6
                          =========  =========   =========      =========  =========  =========  =========      =========
OTHER DATA (3):
Ratio of earnings to
 fixed charges..........        9.0x      12.0x      (1.4)x(4)       12.9x       9.5x       8.9x      (5.1)x(5)       8.3x
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............        6.1x       6.1x      (0.9)x(4)        6.5x       5.3x       5.3x      (3.3)x(5)       8.3x
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets............  $22,839.5  $15,191.3   $22,642.2      $14,992.5  $16,301.3  $17,149.9  $16,891.9      $15,925.1
Long-term debt including
 capital lease
 obligations............      725.0      200.0       581.2          200.0      200.0      202.5      247.6          206.2
Total debt..............      725.0      353.3       607.4          200.0      201.4      216.9      276.6          477.3
Common stockholders'
 equity.................    2,908.5    1,518.7     2,322.4        1,582.4    1,496.1    1,012.9    1,245.4        1,387.5

-------
(1) Reflects consummation of the Paul Revere Merger as of January 1, 1996 for statement of operations data and as of December 31, 1996 for balance sheet data. Does not reflect the acquisition of Genex, which occurred in the first quarter of 1997. The pro forma financial data may not necessarily be indicative of the results that actually would have occurred if the Paul Revere Merger had been in effect as of the dates indicated or which may be obtained in the future.
(2) Includes reserve strengthening of $380.0 million, before income taxes, recorded by Paul Revere in the third quarter of 1996, which resulted in a decrease in net income of $244.3 million.

(3) The consolidated ratio of earnings to fixed charges for the Company including its consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. For these purposes earnings consist primarily of income (loss) from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest (whether expensed or capitalized), amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, and the portion of rental expense representative of the interest factor in these rentals.
(4) Excluding the $380.0 million pre-tax reserve adjustment recorded by Paul Revere Life, the "Ratio of earnings to fixed charges" and "Ratio of earnings to fixed charges and preferred stock dividends" would have been 9.7x and 6.2x, respectively.
(5) Excluding the $423.0 million pre-tax reserve adjustment recorded by the Provident insurance companies, the "Ratio of earnings to fixed charges" and "Ratio of earnings to fixed charges and preferred stock dividends" would have been 9.0x and 5.8x, respectively.

                              RECENT DEVELOPMENTS

  The Company's net income for the year ended December 31, 1997 was $247.3 million compared to $145.6 for 1996. Included in these net income figures are net realized after-tax investment gains of $9.8 million for 1997 and losses of $5.4 million for 1996.

  After-tax operating earnings (excluding net realized investment gains and losses) were $237.5 million for 1997 and $151.0 million for 1996.

  Revenue (excluding net realized investment gains and losses) in the Individual Life and Disability and Employee Benefits segments increased 76.3 percent to $2.79 billion for the year 1997. These two segments represent the lines of business that the Company is focusing on for growth in the future. Total revenue including the Other Operations segment, which consists of product lines closed to new business, totaled $3.54 billion for the year 1997. This represents an increase of 53.8 percent from the $2.30 billion reported for the year 1996, primarily due to the acquisition of Paul Revere.

  The Individual Life and Disability segment reported income before net realized investment gains and losses and federal income taxes ("income") of $81.5 million in the fourth quarter of 1997, compared to $35.8 million in the fourth quarter of 1996. This segment includes the results of the individual disability income line of business, which recorded income of $74.2 million in the fourth quarter of 1997, compared to income of $29.7 million in the year ago quarter. The increase in the fourth quarter of 1997 is due to the inclusion of the results of the Paul Revere block of individual disability income business. Premium income in this segment totaled $382.6 million in the fourth quarter of 1997, compared to $163.4 million in the fourth quarter of 1996, reflecting the acquisition of Paul Revere. New annualized sales in the individual disability income line totaled $29.8 million in the fourth quarter of 1997.

  The Employee Benefits segment reported income of $18.7 million in the fourth quarter of 1997, compared to $13.9 million in the fourth quarter of 1996. The improvement is the result of the inclusion of Paul Revere, which added to earnings in the group life line of business, as well as improved year-over-year results in the voluntary benefits and affinity group lines. Premium income for the Employee Benefits segment totaled $179.1 million in the fourth quarter of 1997, compared to $111.5 million in the fourth quarter of 1996, reflecting the acquisition of Paul Revere and continued strong sales growth.

  The Other Operations segment reported income of $15.1 million in the fourth quarter of 1997, compared to $16.7 million in the fourth quarter of 1996. The decline is primarily the result of the run-off of the group pension business, lower results in the medical stop-loss business, and the interest expense and goodwill amortization related to the acquisitions of Paul Revere and Genex. Revenue (excluding net realized investment gains and losses) in this segment increased in the fourth quarter of 1997 to $188.4 million from $168.0 million in the fourth quarter of 1996. This increase is attributed to the acquisition of Paul Revere's individual annuity line of business.

  The following table presents certain information for the three-month periods and the years ended December 31, 1997 and 1996.

                                THREE MONTHS ENDED        YEAR ENDED
                                   DECEMBER 31,          DECEMBER 31,
                                --------------------  --------------------
                                  1997       1996       1997       1996
                                ---------  ---------  ---------  ---------
                                     (IN MILLIONS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
 Revenue
  Premium income...............   $ 582.2    $ 292.4  $ 2,053.7  $ 1,175.7
  Net investment income........     364.6      268.0    1,354.7    1,090.1
  Net realized investment gains
   (losses)....................       2.0        1.4       15.1       (8.6)
  Other income.................      42.2        6.7      129.7       34.7
                                ---------  ---------  ---------  ---------
   Total revenue...............     991.0      568.5    3,553.2    2,291.9
                                ---------  ---------  ---------  ---------
 Benefits and expenses
  Policy and contract benefits
   and change in reserves......     638.2      398.8    2,358.1    1,661.2
  Expenses other than interest.     219.8       97.5      767.8      384.8
  Interest expense.............      15.7        4.4       47.0       19.7
                                ---------  ---------  ---------  ---------
   Total benefits and expenses.     873.7      500.7    3,172.9    2,065.7
                                ---------  ---------  ---------  ---------
 Income before income taxes....     117.3       67.8      380.3      226.2
 Federal income taxes..........      41.5       23.9      133.0       80.6
                                ---------  ---------  ---------  ---------
   Net income (1).............. $    75.8  $    43.9  $   247.3  $   145.6
                                =========  =========  =========  =========
Income before net realized
 investment gains and losses... $    74.8  $    42.8  $   237.5  $   151.0
OTHER DATA (2):
 Ratio of earnings to fixed
  charges......................       8.3x      16.1x       8.8x      12.9x
 Ratio of earnings to combined
  fixed charges and preferred
  stock dividends..............       6.4x       7.7x       6.2x       6.5x
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Total assets..................                       $23,206.0  $14,992.5
 Long-term debt including capi-
  tal lease obligations........                           725.0      200.0
 Total debt....................                           875.7      200.0
 Common stockholders' equity...                         3,123.1    1,582.4

--------
(1) Except as otherwise indicated in this table, income includes net realized investment gains and losses.
(2) The consolidated ratio of earnings to fixed charges for the Company including its consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. For these purposes earnings consist primarily of income (loss) from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest (whether expensed or capitalized), amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized, and the portion of rental expense representative of the interest factor in these rentals.

  The results of operations do not include the results for Paul Revere for the year 1996 nor for the three months ended December 31, 1996 because the Paul Revere Merger was accounted for by the purchase method with an effective date as of the close of business on March 31, 1997. For the same reason, the results for the year 1997 do not include the results of operations for Paul Revere for the first three months of 1997.

  Effective with year-end 1997, the Company has changed its reporting segments to reflect the lines of business the Company will continue to focus on for growth in the future. The segments as they have been historically constituted and as they will be constituted in the future are shown in the table below.

          SEGMENTS                HISTORICAL STRUCTURE          REVISED STRUCTURE
          --------            ---------------------------- ----------------------------
INDIVIDUAL LIFE AND
 DISABILITY:                  Individual Disability Income Individual Disability Income
                              Individual Life              Individual Life
                              Individual Annuities         Excess Risk Reinsurance
EMPLOYEE BENEFITS:            Voluntary Benefits           Voluntary Benefits
                              Group Life                   Group Life
                              Group Long-term and Short-   Group Long-term and Short-
                               term Disability              term Disability
                              Packaged Products            Packaged Products
                              Medical Stop Loss
OTHER OPERATIONS:             COLI                         COLI
                              Group Pension                Group Pension
                              Medical and Dental           Medical and Dental
                              Excess Risk Reinsurance      Individual Annuities
                                                           Medical Stop Loss

  The following table presents certain interim unaudited financial data by segment for the three-month period ended December 31, 1997 and certain pro forma financial data by segment for the three-month period ended December 31, 1996 and the years ended December 31, 1997 and 1996.

                                           THREE MONTHS
                                               ENDED          YEAR ENDED
                                           DECEMBER 31,      DECEMBER 31,
                                          --------------- -------------------
                                           1997   1996(1)  1997(1)   1996(1)
                                          ------- ------- --------- ---------
                                                      (UNAUDITED)
                                                     (IN MILLIONS)
     PREMIUM INCOME:
     Individual Life and Disability...... $ 382.6 $ 370.4 $ 1,500.3 $ 1,464.5
     Employee Benefits...................   179.1   178.3     740.9     704.8
     Other Operations....................    20.5    32.2     109.0     136.7
                                          ------- ------- --------- ---------
      Total.............................. $ 582.2 $ 580.9 $ 2,350.2 $ 2,306.0
                                          ======= ======= ========= =========
     REVENUE EXCLUDING NET REALIZED
      INVESTMENT GAINS AND LOSSES:
     Individual Life and Disability...... $ 560.4 $ 522.6 $ 2,179.4 $ 2,061.1
     Employee Benefits...................   240.2   235.5     975.5     929.4
     Other Operations....................   188.4   224.7     803.2     939.7
                                          ------- ------- --------- ---------
      Total.............................. $ 989.0 $ 982.8 $ 3,958.1 $ 3,930.2
                                          ======= ======= ========= =========
     INCOME (LOSS) BEFORE FEDERAL INCOME
      TAXES AND NET
      REALIZED INVESTMENT GAINS AND
      LOSSES:
     Individual Life and Disability...... $  81.5 $  49.0 $   238.9 $  (218.2)
     Employee Benefits...................    18.7    20.5      71.2      70.8
     Other Operations....................    15.1    18.1      67.1      66.1
                                          ------- ------- --------- ---------
      Total.............................. $ 115.3 $  87.6 $   377.2 $   (81.3)
                                          ======= ======= ========= =========

-------
(1) Gives effect to the Paul Revere Merger and the Genex acquisition as if they had occurred at the beginning of each year shown. Data is based on the historical financial statements previously reported by Provident Companies, Inc. Paul Revere, and Genex. Paul Revere is included in Provident Companies, Inc. reported financial results from April 1, 1997 and Genex from March 1, 1997. Certain prior period reclassifications have been made to conform to current year reporting. The pro forma financial data may not necessarily be indicative of the results that actually would have occurred if the Paul Revere Merger and the Genex acquisition had been in effect as of the dates indicated or which may be obtained in the future.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes will be $250.0 million. The Company intends to use the net proceeds it receives from the Note Offering and from the Capital Securities Offering to reduce the Company's short-term borrowings, which had an outstanding balance of $984.2 million as of February 24, 1998 (the "Short-term Borrowings").

  The Short-term Borrowings were incurred in connection with the repayment of borrowings under the Company's former revolving bank credit facility, and the redemption of the Company's outstanding 8.10% Cumulative Preferred Stock (the "Preferred Stock"), which had an aggregate value of $156.2 million, and for general corporate purposes. The Short-term Borrowings consist of: (i) a $500.0 million short-term bank credit facility from The Chase Manhattan Bank which is due March 30, 1998 and has a variable interest rate (6.075% as of February 24, 1998); and (ii) $484.2 million of short-term debt generated through securities repurchase transactions with variable maturity dates and various interest rates (average interest rate was 5.59% as of February 24, 1998). The Company intends to apply the net proceeds from the Note Offering and from the Capital Securities Offering first to the repayment of the short-term bank credit facility and then to the repayment of the short-term debt generated through securities repurchase transactions.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis, (ii) as adjusted to give effect on a pro forma basis to the Short-term Borrowings where were incurred to repay the borrowings under the Company's former revolving bank credit facility and to redeem the Preferred Stock, and (iii) as adjusted further to give effect to the Note Offering and the Capital Securities Offering and the application of the net proceeds therefrom to reduce the Short-term Borrowings. The Company redeemed the Preferred Stock on February 24, 1998. The information set forth below should be read in conjunction with the Company's and Paul Revere's respective consolidated financial statements (including the notes thereto) and the pro forma financial information relating to the Paul Revere Merger (including the notes thereto), incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                     SEPTEMBER 30, 1997
                                              ----------------------------------
                                                       AS ADJUSTED   AS ADJUSTED
                                                           FOR         FURTHER
                                                        SUBSEQUENT     FOR THE
                                               ACTUAL  TRANSACTIONS   OFFERINGS
                                              -------- ------------  -----------
                                                        (IN MILLIONS)
SHORT-TERM DEBT:
 Short-term debt............................  $    --    $  881.2(1)  $
LONG-TERM DEBT:
 Revolving credit facility..................     725.0        --           --
  % Senior Notes due March 1, 2028..........       --         --         250.0
                                              --------   --------     --------
  Total long-term debt......................     725.0        --         250.0
                                              --------   --------     --------
Guaranteed preferred beneficial interests in
 the Company's Junior Subordinated
 Debentures to be held by Provident Trust
 (2)........................................       --         --         250.0
STOCKHOLDERS' EQUITY:
 Preferred stock, 25,000,000 shares
  authorized, 1,041,534 shares of 8.10%
  Cumulative Preferred Stock issued and
  outstanding as of September 30, 1997......     156.2        --           --
 Common stock, $1.00 par value; 150,000,000
  shares authorized, 135,119,909 shares
  issued and outstanding....................     135.1      135.1        135.1
 Additional paid-in capital.................     749.6      749.6        749.6
 Net unrealized gain on securities available
  for sale..................................     455.9      455.9        455.9
 Retained earnings..........................   1,567.9    1,567.9      1,567.9
                                              --------   --------     --------
  Total stockholders' equity................   3,064.7    2,908.5      2,908.5
                                              --------   --------     --------
   Total capitalization.....................  $3,789.7   $3,789.7     $3,789.7
                                              ========   ========     ========

--------
(1) Short-term debt shown is the amount incurred to repay the borrowings under the Company's former revolving bank credit facility of $725.0 million and to redeem the Preferred Stock, which had an aggregate value of $156.2 million.
(2) The Capital Securities will be reflected separately in the Company's consolidated financial statements as "Guaranteed preferred beneficial
    interests in the Company's   % Junior Subordinated Deferrable Interest
    Debentures, Series A (the "Junior Subordinated Debentures") to be held by Provident Financing Trust I" with a footnote indicating that all of the Common Securities of the Provident Trust, which are the only voting securities of the Provident Trust, are owned by the Company, that the sole assets of the Provident Trust are the Junior Subordinated Debentures (indicating the principal amount, interest rate and maturity date thereof), and that the Provident Trust's obligations with respect to the Capital Securities, through the Guarantee, the Junior Subordinated Debentures, the Indenture and the Declaration, taken together, are fully and unconditionally guaranteed by the Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The following analysis of consolidated results of operation and financial condition of the Company should be read in conjunction with the Company's and Paul Revere's respective consolidated financial statements (including the notes thereto) and the pro forma financial information relating to the Paul Revere Merger (including the notes thereto), incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

  For the periods presented herein, the Company's Individual Life and Disability reporting segment included individual disability insurance, individual life insurance and individual annuities. The Employee Benefits segment included group long- and short-term disability insurance, group life insurance, accident and sickness and accidental death and dismemberment coverages, medical stop loss insurance, and voluntary benefits (employer-sponsored individual products sold at the worksite through payroll deduction). For 1997, the Employee Benefits segment also included the results of Genex. The Company's Other Operations segment included the results from products the Company no longer produces for sale, including GICs, group single premium annuities, corporate-owned life insurance ("COLI"), the group medical business sold in 1995 and Paul Revere's dental insurance business. Since December 31, 1997, individual annuities and medical stop loss insurance are reported in the Company's Other Operations segment. See "Recent Developments."

OPERATING RESULTS--NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  The Company acquired Genex and Paul Revere on February 28, 1997, and March 27, 1997, respectively. The financial information incorporated by reference herein includes the accounts and operating results of Genex and Paul Revere from the respective dates of acquisition. Since Genex and Paul Revere are reflected in 1997 results and not in 1996 results, the difference in comparability of the periods is frequently attributable to that fact as indicated below.

  In the first nine months of 1997, revenue excluding net realized investment gains and losses (hereinafter, "revenue") increased $815.7 million, or 47.1 percent, to $2,549.1 million from $1,733.4 million in the first nine months of 1996. The increase was the result of higher revenue in the Individual Life and Disability segment ($637.0 million) and Employee Benefits segment ($216.5 million), which was partly offset by lower revenue in the Other Operations segment ($37.8 million).

  In the first nine months of 1997, income before net realized investment gains and losses and federal income taxes (hereinafter, "income") increased $81.5 million, or 48.4 percent, to $249.9 million, from $168.4 million in the first nine months of 1996. The increase was the result of increased income in the Individual Life and Disability segment ($80.6 million) and the Employee Benefits segment ($11.8 million), which was partly offset by lower income in the Other Operations segment ($10.9 million).

  For the first nine months of 1997, net income increased $69.8 million, or
68.6 percent, to $171.5 million, from $101.7 million in the first nine months of 1996. Net realized investment gains after taxes were $8.8 million in the first nine months of 1997, compared to after-tax losses of $6.5 million in the first nine months of 1996.

  INDIVIDUAL LIFE AND DISABILITY

  For the first nine months of 1997, revenue in the Individual Life and Disability segment increased $637.0 million, or 81.6 percent, to $1,418.1 million, from $781.1 million in the first nine months of 1996. The increase was primarily the result of the acquisition of Paul Revere, which contributed $616.8 million of revenue to this segment since the date of acquisition. Premium income in this segment increased $411.9 million, or 85.3 percent, to $894.8 million in the first nine months of 1997, from $482.9 million in the first nine months of 1996, reflecting the acquisition of Paul Revere. Premium income in the individual disability income line of business increased $397.2 million, or 91.2 percent, to $832.5 million in the first nine months of 1997, from $435.3 million in the first nine months of 1996. The increase was primarily the result of the acquisition of Paul Revere.

  In November 1994, the Company announced its intention to discontinue selling individual noncancelable disability contracts with long-term own-occupation provisions (other than conversion policies available under existing contractual arrangements). Similarly, the Company is phasing out the sale of individual noncancelable disability policies with long-term own-occupation provisions by the Paul Revere insurance subsidiaries. The Company is focusing on replacing the traditional noncancelable own-occupation contracts with "loss of earnings" contracts which insure income rather than occupation. Following the discontinuation of sales of these individual noncancelable disability contracts, Provident in general experienced a decline in annualized new sales premiums through the first quarter of 1997. Since that time, sales have been generally flat, reflecting the disruption associated with the consolidation of Provident and Paul Revere sales offices and the continued product transition from higher premium products to lower premium products. During the transition to the new products in the Paul Revere insurance subsidiaries, annualized new premiums in this line have declined as a result of a period of lower premiums associated with the new products and the consolidation of Paul Revere's field offices, which was substantially completed in December 1997, and the combining of the operations of Paul Revere and the Company following the Paul Revere Merger. Revenue is not expected to be significantly impacted due to continued favorable persistency. The magnitude and duration of the decline in sales are dependent on the response of customers and competitors in the industry.

  For the first nine months of 1997, income in the Individual Life and Disability segment increased $80.6 million, or 99.9 percent, to $161.3 million from $80.7 million in the first nine months of 1996. The increase is primarily due to the acquisition of Paul Revere and improved results in the Company's individual disability income line of business. Management believes substantial investments in the individual disability claims management process since the first quarter of 1995 helped produce the improvement that has occurred in this line over the past two years. The major elements of this investment include an emphasis on early intervention to better respond to the specific nature of the claims, increased specialization to properly adjudicate the increasingly specialized nature of disability claims, and an increased level of staffing with experienced claim adjusters. In this line, income increased $64.0 million, or 103.9 percent, to $125.6 million in the first nine months of 1997, from $61.6 million in the first nine months of 1996. This improvement is due primarily to the acquisition of Paul Revere and, to a lesser extent, to a lower level of new claims in the first nine months of 1997 compared to the first nine months of 1996 and to a lower level of reopened claims. The individual life line of business produced income of $21.4 million in the first nine months of 1997, compared to $18.0 million in the first nine months of 1996. The individual annuities line of business produced income of $14.3 million in the first nine months of 1997, compared to $1.1 million in the first nine months of 1996. Both of these lines of business benefited from the acquisition of Paul Revere.

  The Company performed a loss recognition study on its individual disability income business as of September 30, 1993. The study resulted in a $423.0 million pre-tax or $275.0 million after-tax charge to operating earnings. The charge was required under generally accepted accounting principles ("GAAP") due to the significant decline in interest rates in 1993 and the increased level of morbidity experienced by the Company. Since 1993, the Company has performed annual reserve adequacy studies to determine the continued adequacy of the reserves that were established. Based upon the December 1996 reserve adequacy study, which incorporated management's best estimate for the assumptions used, reserves were adequate at December 31, 1996.

  The Company continually studies and refines its methodology for analyzing frequency and severity rates, as well as other factors that may affect reserve adequacy. Management intends to continue to work to provide the Company with a better methodology for anticipating changes in morbidity rates and a better methodology for reflecting those changes in the management of its business. Significant testing of any methodology must be undertaken. Current indicators suggest a sufficiency in the Company's reserves.

  It is not possible to predict with certainty whether morbidity, interest rates, and expenses will continue at a level consistent with the assumptions used in the loss recognition study, improve, or deteriorate; however, the current assumptions as to these factors represent management's best estimates in light of present circumstances. Additional increases to reserves would be required if there is a material deterioration in morbidity, interest rates, and/or expenses. As part of its ongoing management of this line of business, the Company conducts an annual reserve adequacy study to validate the continued adequacy of current reserves.

  EMPLOYEE BENEFITS

  Accidental death and dismemberment and accident and sickness are now reported in the group life and group disability lines of business, respectively; in previous years, both were included with affinity groups in the packaged products line. Prior year results have been reclassified to conform to current period reporting. The reclassification did not change total revenue or total income for the employee benefits segment.

  For the first nine months of 1997, revenue in this segment increased $216.5 million, or 47.4 percent, to $672.8 million from $456.3 million in the first nine months of 1996. Premium income increased $142.3 million, or 37.5 percent, to $521.3 million in the first nine months of 1997, from $379.0 million in the first nine months of 1996. The increase is the result of the acquisition of Paul Revere, which added $141.5 million of premium income to the group life and group disability lines of business since the date of acquisition. Genex's revenue since the date of acquisition totaled $50.3 million.

  For the first nine months of 1997, income increased $11.8 million, or 29.5 percent, to $51.8 million, from $40.0 million in the first nine months of 1996. The increase is primarily the result of increased income in the group disability and affinity groups lines of business and the acquisitions of Paul Revere and Genex, which were partly offset by lower income in the group life and medical stop-loss lines of business.

  OTHER OPERATIONS

  The Other Operations segment includes the Company's group pension products, its COLI product, Paul Revere's dental business, the excess risk reinsurance line of business of Paul Revere, corporate interest expense, goodwill amortization, and corporate (unallocated) capital and assets. These closed blocks of business have been segregated for reporting and monitoring purposes. The group pension products include the Company's traditional GICs, group single premium annuities ("SPAs"), and synthetic GICs.

  On June 30, 1997, the Company announced that it had agreed to transfer its dental business to Ameritas. The dental block, which was acquired in the Paul Revere acquisition, produced $48.3 million in premium income in 1996 and $36.1 million in the first nine months of 1997. The full transition of the dental business to Ameritas was completed in November 1997.

  For the first nine months of 1997, revenue in this segment declined $37.8 million, or 7.6 percent, to $458.2 million, from $496.0 million in the first nine months of 1996. The decline is primarily the result of a decrease in funds under management resulting from the discontinuation of the sale of products in the group pension business offset in part by revenue from lines of business in the Paul Revere Merger. Revenue in this line declined $82.1 million, or 26.0 percent, to $234.1 million in the first nine months of 1997, from $316.2 million in the first nine months of 1996.

  The Company announced in December 1994 that it would discontinue the sale of traditional GICs. Funds under management for the group pension line, excluding deposits for synthetic GICs, totaled $3.43 billion at September 30, 1997, compared to $5.03 billion at September 30, 1996, a decrease of 31.8 percent.

  Also, in keeping with management's strategic desire to focus its resources in the other two segments, the Company decided to discontinue the sale of synthetic GICs and is selling this block of business through an assumptive reinsurance transaction. The last of these contracts was transferred in January 1998. Synthetic GIC funds totaled $1.51 billion at September 30, 1997, and $2.18 billion at December 31, 1996.

  Revenue in this segment is expected to continue to decline as a result of the discontinuance of the sales of traditional GICs and group SPAs and the run-off of the funds under management. As the traditional GICs mature, capital will be available for use by the Company as amounts allocated to this line are released.

  For the first nine months of 1997, income in this segment declined $10.9 million to $36.8 million, from $47.7 million in the first nine months of 1996. The decline is primarily the result of lower income in the group pension line, which produced income of $28.0 million in the first nine months of 1997, compared to $38.8 million in the first nine months of 1996. Interest expense on the long-term debt in the first nine months of 1997 totaled $27.1 million, compared to $9.4 million in the first nine months of 1996.

  Management expects that income in 1998 from the group pension line will decline from the levels recorded in 1997 as the funds under management decline.

OPERATING RESULTS--YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Revenue declined $286.5 million in 1996, or 11.1 percent, to $2.30 billion in 1996 from $2.59 billion in 1995. This decline resulted from decreased revenue of $338.2 million in the Other Operations segment. This decline was partly offset by increased revenue of $28.3 million and $23.4 million in the Individual Life and Disability segment and Employee Benefits segment, respectively.

  In 1995, revenue declined $205.3 million, or 7.4 percent, to $2.59 billion from $2.79 billion in 1994. This decline resulted from decreased revenue of $295.4 million in the Other Operations segment. This decline was partly offset by increased revenue of $62.7 million in the Individual Life and Disability segment and of $27.4 million in the Employee Benefits segment.

  Income increased $27.1 million, or 13.0 percent, to $234.8 million in 1996 from $207.7 million in 1995. The increase resulted from higher income of $80.8 million in the Individual Life and Disability segment and of $7.7 million in the Employee Benefits segment. These increases were partly offset by decreased income of $61.4 million in the Other Operations segment.

  In 1995, income was $207.7 million, compared to $231.0 million in 1994. The decline resulted from decreased income of $23.2 million in the Employee Benefits segment and of $16.7 million in the Individual Life and Disability segment. These declines were only partly offset by increased income of $16.6 million in the Other Operations segment.

  Net income totaled $145.6 million in 1996, compared to $115.6 million in 1995 and $135.3 million in 1994. Net realized investment losses after federal income taxes were $5.4 million in 1996, $20.7 million in 1995, and $22.5 million in 1994.

  INDIVIDUAL LIFE AND DISABILITY OPERATING RESULTS

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     -------- -------- --------
                                                           (IN MILLIONS)
REVENUE EXCLUDING NET REALIZED INVESTMENT GAINS:
Premium income
  Individual disability income...................... $  582.8 $  584.5 $  578.7
  Individual life and annuities.....................     63.5     62.9     66.2
                                                     -------- -------- --------
    Total premium income............................    646.3    647.4    644.9
Net investment income...............................    393.6    361.3    302.4
Other income........................................      7.7     10.6      9.3
                                                     -------- -------- --------
    Total...........................................  1,047.6  1,019.3    956.6
                                                     -------- -------- --------
BENEFITS AND EXPENSES:
Policy and contract benefits........................    477.1    443.7    381.3
Change in reserves for future policy and contract
 benefits and policyholders' funds..................    220.5    303.6    297.6
Amortization of deferred policy acquisition costs...     55.6     59.0     53.0
Other expenses......................................    177.1    176.5    171.5
                                                     -------- -------- --------
    Total...........................................    930.3    982.8    903.4
                                                     -------- -------- --------
Income before net realized investment gains and
 federal income taxes...............................    117.3     36.5     53.2
Net realized investment gains.......................      8.5      4.7      5.8
                                                     -------- -------- --------
Income before federal income taxes.................. $  125.8 $   41.2 $   59.0
                                                     ======== ======== ========
SALES--ANNUALIZED NEW PREMIUMS:
Individual disability income........................ $   45.1 $   55.2 $   65.0
Individual life.....................................      6.7      7.1      9.2
DEPOSITS--DEFERRED ANNUITIES........................     21.2     82.4    141.8
LIFE INSURANCE IN FORCE............................. 12,585.2 12,709.1 12,683.6

  Revenue in the Individual Life and Disability segment increased $28.3 million, or 2.8 percent, to $1,047.6 million in 1996 from $1,019.3 million in 1995. Net investment income increased $32.3 million, or 8.9 percent, to $393.6 million in 1996 from $361.3 million in 1995. This increase was primarily the result of an increased allocation of capital to the individual disability income line of business. Premium income in this segment declined $1.1 million or .2 percent, to $646.3 million in 1996 from $647.4 million in 1995. In the individual disability income line of business, premium income declined $1.7 million, or .3 percent, to $582.8 million in 1996 from $584.5 million in 1995. In the individual life line of business, premium income increased $.4 million, or .6 percent, to $63.3 million in 1996 from $62.9 million in 1995.

  In 1995, revenue in the Individual Life and Disability segment increased $62.7 million, or 6.6 percent, to $1,019.3 million from $956.6 million in 1994. This increase was primarily the result of higher net investment income. Net investment income in this segment increased $58.9 million, or 19.5 percent, due to an increased allocation of capital to the individual disability income line of business and higher investment income from the individual annuity line of business. Premium income in this segment increased $2.5 million to $647.4 million in 1995 from $644.9 million in 1994. In the individual disability income line, premium income was $584.5 million in 1995, compared to $578.7 million in 1994, while the individual life line of business experienced a decline in premium income from $66.2 million in 1994 to $62.9 million in 1995.

  In 1996, annualized new premiums for individual disability income declined $10.1 million, or 18.3 percent, to $45.1 million, from $55.2 million in 1995. In the second half of 1996, annualized new premiums totaled $24.6 million compared to $20.5 million in the first half of 1996 and $21.5 million in the second half of 1995.

  Income in the Individual Life and Disability segment increased $80.8 million to $117.3 million in 1996 from $36.5 million in 1995. The improvement was primarily due to improved results in the individual disability income and the individual life lines of business. In the individual disability income line, income increased $78.2 million to $91.3 million in 1996, from $13.1 million in 1995. This significant improvement was primarily due to a lower level of new claims in the third and fourth quarters of 1996 along with higher levels of claim resolutions. In addition, net investment income in this line increased due to a higher allocation of capital to this line of business. Income in the individual life line of business increased $3.2 million, or 15.3 percent, to $24.1 million in 1996 from $20.9 million in 1995, while the individual annuities line of business produced income of $1.9 million in 1996 compared to $2.5 million in 1995.

  In 1995, income in the Individual Life and Disability segment declined $16.7 million, or 31.4 percent, to $36.5 million, compared to $53.2 million in 1994. The decline was primarily due to the individual disability income line which produced income of $13.1 million in 1995, compared to $27.1 million in 1994. Poor results in the first quarter of 1995 from adverse claim experience on individual noncancelable disability income contracts with long-term own-occupation provisions which were issued between 1983 and 1989 were the primary reason for the decline. Specifically, the average size of new claims in the first quarter of 1995 was higher than the average level experienced for all of 1994, and the level of claim resolutions was lower relative to 1994. During the last three quarters of 1995, claim resolutions were higher relative to the first quarter of 1995 and all of 1994. Management believes that the improvement in the final three quarters of 1995 was primarily the result of the allocation of significant resources to the Company's disability claims management unit. Lower income from the individual life and individual annuities lines of business also contributed to the decreased income in this segment. Income in the individual life line declined to $20.9 million in 1995, compared to $22.9 million in 1994, while income from the individual annuities line declined to $2.5 million in 1995 from $3.2 million in 1994.

  Deposits on deferred annuities sold through financial institutions totaled $8.1 million in 1996, compared to $78.2 million in 1995 and $131.8 million in 1994. This decline was primarily the result of the termination of certain marketing relationships. Deposits on annuities sold through other distribution channels were $13.1 million in 1996, compared to $4.2 million in 1995 and $10.0 million in 1994.

  EMPLOYEE BENEFITS OPERATING RESULTS

                                                      YEAR ENDED DECEMBER 31,
                                                   -----------------------------
                                                     1996      1995      1994
                                                   --------- --------- ---------
                                                           (IN MILLIONS)
REVENUE EXCLUDING NET REALIZED INVESTMENT GAINS:
Premium income
  Voluntary benefits.............................  $    70.6 $    66.3 $    58.7
  Group life.....................................      177.8     167.0     167.6
  Medical stop-loss..............................       49.4      62.2      66.9
  Group disability...............................       69.4      59.5      53.6
  Packaged products..............................      134.2     130.9     118.8
                                                   --------- --------- ---------
    Total premium income.........................      501.4     485.9     465.6
Net investment income............................       97.9      90.6      85.5
Other income.....................................        6.8       6.2       4.2
                                                   --------- --------- ---------
    Total........................................      606.1     582.7     555.3
                                                   --------- --------- ---------
BENEFITS AND EXPENSES:
Policy and contract benefits.....................      362.9     382.2     334.2
Change in reserves for future policy and contract
 benefits and policyholders' funds...............       73.7      48.1      54.1
Amortization of deferred policy acquisition
 costs...........................................        8.4      12.0       6.4
Other expenses...................................      104.8      91.8      88.8
                                                   --------- --------- ---------
    Total........................................      549.8     534.1     483.5
                                                   --------- --------- ---------
Income before net realized investment gains and
 federal income taxes............................       56.3      48.6      71.8
Net realized investment gains....................         .1       3.9       1.6
                                                   --------- --------- ---------
Income before federal income taxes...............  $    56.4 $    52.5 $    73.4
                                                   ========= ========= =========
SALES--ANNUALIZED NEW PREMIUMS:
Voluntary benefits...............................  $    23.0 $    20.2 $    20.6
Group life.......................................       37.8      24.2      16.7
Group disability.................................       16.5      10.7      14.4
LIFE INSURANCE IN FORCE..........................   87,079.7  83,276.3  71,460.5

  Revenue in the Employee Benefits segment increased $23.4 million, or 4.0 percent, to $606.1 million in 1996 from $582.7 million in 1995. The increase was primarily due to higher premium income which increased $15.5 million, or
3.2 percent, to $501.4 million in 1996 from $485.9 million in 1995. The increase was primarily the result of higher premium income in the voluntary benefits, group life, group disability, and packaged products lines of business, which more than offset lower premium income in the medical stop-loss line of business. Net investment income in this segment increased $7.3 million, or 8.1 percent, to $97.9 million in 1996 from $90.6 million in 1995.

  In 1995, revenue in the Employee Benefits segment increased $27.4 million, or 4.9 percent, to $582.7 million from $555.3 million in 1994. Premium income increased $20.3 million, or 4.4 percent, to $485.9 million in 1995 from $465.6 million in 1994. The increase in premium income in this segment was primarily the result of higher premium income in the voluntary benefits, group disability, and packaged products lines of business, which more than offset lower premium income in the group life and medical stop-loss lines of business. Net investment income in this segment increased $5.1 million, or 6.0 percent, to $90.6 million in 1995, compared to $85.5 million in 1994.

  Income in the Employee Benefits segment increased $7.7 million, or 15.8 percent, to $56.3 million in 1996 from $48.6 million in 1995. The increase was primarily due to improved results in the voluntary benefits and group disability lines of business. Income in the voluntary benefits line was $14.7 million in 1996 compared to $7.9 million in 1995. Income in the group disability line was $2.9 million in 1996 compared to a loss of $12.8 million in 1995. Both lines benefited from improved profitability following repricing actions in 1995. The improvement in income in these lines of business was partly offset by lower income in the group life, medical stop-loss, and packaged products lines of business.

  In 1995, income in the Employee Benefits segment declined to $48.6 million, compared to $71.8 million in 1994. This decline was primarily the result of lower income in the medical stop-loss and group disability lines of business. Income in the medical stop-loss line declined to $16.4 million in 1995 as compared to $26.6 million in 1994, primarily as a result of lower premium income and higher loss ratios. Income in the group disability line declined to a loss of $12.8 million in 1995 from a loss of $4.5 million in 1994, primarily due to higher claim incidence and severity. These losses were primarily attributable to business associated with the medical and legal occupations. During the first quarter of 1995, the Company notified the existing group disability customers in the medical and legal occupational categories that coverages would be terminated under the terms of the existing contracts during 1995, and the Company would no longer accept proposals for group disability coverage of new medical or legal groups. This action impacted approximately 15 percent of the group disability block of business. The group life and voluntary benefits lines of business also produced lower income in 1995 compared to 1994, while the packaged products line reported an increase in income.

  OTHER OPERATIONS OPERATING RESULTS

                                                    YEAR ENDED DECEMBER 31,
                                                  -----------------------------
                                                    1996      1995      1994
                                                  --------  --------  ---------
                                                         (IN MILLIONS)
REVENUE EXCLUDING NET REALIZED INVESTMENT
 LOSSES:
Premium income
  Corporate-owned life..........................  $   23.6  $   24.8  $    26.1
  Group single premium annuities................       1.9        .5        4.7
  Other.........................................       2.5      93.3      241.3
                                                  --------  --------  ---------
    Total premium income........................      28.0     118.6      272.1
Net investment income...........................     598.6     769.4      850.7
ASO fees........................................       --       37.2      110.9
Gain on sale of group medical business..........       --       21.8        --
Other income....................................      20.2      38.0       46.7
                                                  --------  --------  ---------
    Total.......................................     646.8     985.0    1,280.4
                                                  --------  --------  ---------
BENEFITS AND EXPENSES:
Policy and contract benefits....................     376.5     593.8      791.3
Change in reserves for future policy and
 contract benefits and policyholders' funds.....     150.5     133.2      122.7
Other expenses..................................      58.6     135.4      260.4
                                                  --------  --------  ---------
    Total.......................................     585.6     862.4    1,174.4
                                                  --------  --------  ---------
Income before net realized investment losses and
 federal income taxes...........................      61.2     122.6      106.0
Net realized investment losses..................     (17.2)    (40.3)     (37.5)
                                                  --------  --------  ---------
Income before federal income taxes..............  $   44.0  $   82.3  $    68.5
                                                  ========  ========  =========
FUNDS UNDER MANAGEMENT AND EQUIVALENTS AT END OF
 YEAR:
Group single premium annuities..................  $1,188.1  $1,197.8  $ 1,209.5
Traditional GICs................................   3,204.3   4,838.0    7,042.6
Separate account GICs...........................      68.3     146.1      138.9
Synthetic GICs..................................   2,176.6   2,571.9    1,626.8
Other...........................................     304.7     301.1      275.5
                                                  --------  --------  ---------
    Total.......................................  $6,942.0  $9,054.9  $10,293.3
                                                  ========  ========  =========
LIFE INSURANCE IN FORCE.........................  $2,999.6  $2,967.2  $ 2,641.5

  Revenue in the Other Operations segment declined $338.2 million, or 34.3 percent, to $646.8 million in 1996 from $985.0 million in 1995. The decline was partially due to the sale of the medical services line of business, which, prior to its sale on April 30, 1995, contributed operating revenue of $146.1 million and a gain from the sale of the business of $21.8 million. In addition, revenue in the group pension line of business declined $177.2 million, or 30.3 percent, to $408.4 million in 1996 from $585.6 million in 1995 due to a decrease in funds under management resulting from the strategic decision to discontinue the sale of traditional GICs. Premium income in this segment declined $90.6 million, or 76.4 percent, to $28.0 million in 1996 from $118.6 million in 1995. This decline was due largely to the sale of the medical services line of business, which produced $90.9 million of premium income prior to its sale in the second quarter of 1995.

  In 1995, revenue in the Other Operations segment declined $295.4 million, or
23.1 percent, to $985.0 million as compared to $1,280.4 million in 1994. Premium income in this segment declined $153.5 million to $118.6 million in 1995 as compared to $272.1 million in 1994. The primary reason for this decline was the sale of the medical services business which produced premium income of $241.3 million in 1994 and $90.9 million in 1995 prior to its sale effective April 30, 1995. Net investment income declined $81.3 million to $769.4 million in 1995 from $850.7 million in 1994. The primary reason for this decline was the decrease in funds under management in the group pension line of business. Net investment income in the group pension line declined $80.0 million to $574.2 million in 1995 as compared to $654.2 million in 1994. In addition, net investment income from corporate (unallocated) capital and assets declined due to additional capital being allocated to the individual disability income line of business. Administrative services only fees associated with the medical services business declined due to the sale of the medical services business in 1995. These fees totaled $110.9 million in 1994 and $37.2 million in 1995.

  The Company announced in December 1994 that it would discontinue the sale of traditional GICs. Funds under management for the group pension line excluding deposits for synthetic GICs totaled $4.77 billion at December 31, 1996, compared to $6.48 billion at December 31, 1995, a decrease of 26.5 percent. In 1995, funds under management decreased 25.2 percent, from $8.67 billion at December 31, 1994.

  In 1995, the Company extended an offer to GIC contract holders to surrender their contracts on a more favorable basis than would otherwise be available to them. Contracts with a book value of $291.7 million were surrendered under the offer. The Company has no plans for another offer of this kind. Early surrenders of traditional GICs totaled $40.8 million in 1996 and $662.1 million in 1995. The Company does not anticipate significant early withdrawals on its remaining GICs as virtually all of the contracts are subject to a market value adjustment for early withdrawal.

  Income in 1996 declined $61.4 million to $61.2 million from $122.6 million in 1995. This decline was partially due to the 1995 sale of the medical services line of business, which produced operating income of $3.2 million and a gain from the sale of $21.8 million during 1995. In addition, the decline in this segment was due to lower income in the group pension line of business, which declined $26.1 million, or 35.4 percent, to $47.6 million in 1996 from $73.7 million in 1995. The decline in this line was primarily the result of lower funds under management and lower income from a reduced amount of capital allocated to this line. Income from the COLI line of business declined slightly to $19.7 million in 1996 as compared to $20.5 million in 1995.

  Income in this segment increased $16.6 million to $122.6 million in 1995 from $106.0 million in 1994. Higher income in the group pension line of business and the gain from the sale of the medical services line were the primary reasons for the increase in income. The group pension line produced income of $73.7 million in 1995, compared to $48.8 million in 1994. This line of business benefited from an improvement in the spread between interest credited on contracts and the interest earned on the invested assets, as well as income from bond call premiums, early surrender penalties, and lower expenses. Income from the block of COLI declined slightly to $20.5 million in 1995 from $21.1 million in 1994. This decline in income was primarily attributable to a decline in premium income in this line of business. Income from the medical services line of business declined to $3.2 million for the four months of 1995 from $16.9 million for the year 1994. In addition, the Other
Operations segment in 1995 included an unusually high level of corporate expenses related to several initiatives underway within the Company.

LIQUIDITY AND CAPITAL RESOURCES

  On March 27, 1997, the Company consummated the Paul Revere Merger. The Paul Revere Merger was financed through common equity issuance to Zurich Insurance Company, a Swiss insurer, and its affiliates, common equity issuance and cash to Paul Revere stockholders, debt, and internally generated funds. The debt financing was provided through an $800.0 million revolving bank credit facility with various domestic and international banks. The revolving bank credit facility was established in 1996 to provide partial financing for the purchase of Paul Revere, to refinance the existing bank term notes of $200.0 million, and for general corporate uses. At September 30, 1997 and December 31, 1996, outstanding borrowings under the revolving bank credit facility were $725.0 million and $200.0 million, respectively. The revolving bank credit facility was repaid on February 24, 1998 and the Preferred Stock was redeemed on February 24, 1998. The repayment and redemption were funded through the Short-term Borrowings.

  In May 1997, the SEC declared effective a shelf registration statement pursuant to which the Company may issue up to $900.0 million in debt and/or equity securities, including the Notes and the Capital Securities. The proceeds from the Note Offering and the Capital Securities Offering will be used to reduce the Short-term Borrowings. The Company intends to apply net proceeds from the Note Offering and from the Capital Securities Offering first to the repayment of the short-term bank credit facility and then to the repayment of the short-term debt generated through securities repurchase transactions. Upon completion of the Note Offering and the Capital Securities Offering, the Company will have a balance of $400.0 million in debt and/or equity securities available for issuance pursuant to the shelf registration statement. In addition, the Company has signed a committment letter with The Chase Manhattan Bank for a new $300 million revolving bank credit facility.

  The Company believes the cash flow from its operations will be sufficient to meet its operating and financing cash flow requirements. Periodically, the Company may issue debt or equity securities to fund internal expansion, acquisitions, investment opportunities and the retirement of the Company's debt and equity.

  As a holding company, the Company is dependent upon payments from its wholly-owned insurance subsidiaries and Genex to pay dividends to its stockholders and to pay its expenses. These payments by the Company's subsidiaries may take the form of either dividends or interest payments on amounts loaned to such subsidiaries by the Company.

  State insurance laws generally restrict the ability of insurance companies to pay cash dividends or make other payments to their affiliates in excess of certain prescribed limitations. In Tennessee, the state of domicile for Accident, Provident Life and Casualty Insurance Company ("Casualty"), and National, regulatory approval is required if an insurance company seeks to make loans to affiliates in amounts equal to or in excess of three percent of the insurer's admitted assets, or to pay cash dividends in any 12-month period in excess of the greater of such company's net gain from operations of the preceding year or ten percent of its surplus as regards policyholders, as determined at the end of the preceding year, each as determined in accordance with accounting practices prescribed or permitted by Tennessee insurance regulatory authorities. Paul Revere Life and Paul Revere Variable are domiciled in the Commonwealth of Massachusetts. The maximum annual dividend which a Massachusetts insurance company is permitted to pay without the prior approval of the Massachusetts Commissioner of Insurance is the greater of (a) ten percent of the insurance company's surplus to policyholders as of the thirty-first day of December next preceding or (b) the insurance company's statutory net gain from operations for the 12-month period ending the thirty-first day of December next preceding. Legislation enacted in Massachusetts further provides that any dividend not paid out of earned surplus may be made only with prior approval of the Massachusetts Commissioner of Insurance. Under Massachusetts law, regulatory approval is required if an insurance company seeks to make loans to affiliates in amounts equal to or in excess of three percent of the insurer's admitted assets. The Paul Revere Protective Life Insurance Company, which is a Delaware domiciled company and subject to Delaware law in addition to the insurance holding company regulations of Massachusetts, is subject to restrictions on the payment of dividends similar to those set forth in Massachusetts law. An aggregate of $141.5 million was available in 1997 for the payment of dividends and other distributions by the Company's top-tier insurance subsidiaries without regulatory approval, of which amount $109.9 million was paid. The Company anticipates that $151.9 million will be available in 1998 for such purposes.

  The Company's requirements are met primarily by cash flow provided from operations, principally in its insurance subsidiaries. Premium and investment income as well as maturities and sales of invested assets provide the primary sources of cash. Cash flow from operations was sufficient in the third quarter of 1997. Cash is applied to the payment of policy benefits, costs of acquiring new business (principally commissions) and operating expenses as well as purchases of new investments. The Company has established an investment strategy that management believes will provide for adequate cash flow from operations.

  During the third quarter of 1997, the Company sold $242.6 million of commercial mortgage loans acquired through the Paul Revere Merger. The purpose of this transaction was to increase the liquidity and improve the asset quality and asset/liability management of the investment portfolio.

  As a result of the release of capital generated by the run-off of the GIC portfolio, the sale of the commercial mortgage loans, and other corporate actions, the Company has increased its available capital to support the growth of its businesses, including assisting in the financing of the acquisitions of Paul Revere and Genex. Management continues to analyze potential opportunities to utilize the capital to further enhance stockholder value, including exploring options that would support the Company's growth initiatives.

INVESTMENTS

  Investment activities are an integral part of the Company's business, and profitability is significantly affected by investment results. Invested assets are segmented into portfolios which support the various product lines. Generally, the investment strategy for the portfolios is to match the effective asset durations with related expected liability durations and to maximize investment returns, subject to constraints of quality, liquidity, diversification, and regulatory considerations. This discussion should be read in connection with Note 3 of the Notes to Consolidated Financial Statements incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The following table provides the distribution of invested assets for the years indicated.

                                                             AT DECEMBER 31,
                                                            -------------------
                                                            1996   1995   1994
                                                            -----  -----  -----
      Investment-grade fixed maturity securities...........  77.0%  79.3%  72.6%
      Below-investment-grade fixed maturity securities.....   6.7    6.2    4.6
      Equity securities....................................    .1    --      .1
      Mortgage loans.......................................   --      .7   10.0
      Real estate..........................................   1.1    1.4    1.6
      Policy loans.........................................  13.1   10.7    9.1
      Other................................................   2.0    1.7    2.0
                                                            -----  -----  -----
        Total.............................................. 100.0% 100.0% 100.0%
                                                            =====  =====  =====

  The following table provides certain investment information and results for the years indicated.

                                                  YEAR ENDED DECEMBER 31,
                                               -------------------------------
                                                 1996       1995       1994
                                               ---------  ---------  ---------
                                                       (IN MILLIONS)
      Average cash and invested assets........ $14,056.3  $14,914.4  $15,047.3
      Net investment income...................   1,090.1    1,221.3    1,238.6
      Average yield*..........................       7.8%       8.2%       8.2%
      Net realized investment losses.......... $    (8.6) $   (31.7) $   (30.1)

--------
   * Average yield is determined by dividing net investment income by the average cash and invested assets for the year. Excluding net unrealized gains and losses on securities, the yield is 8.1%, 8.3%, and 8.3% for 1996, 1995, and 1994, respectively. See Notes 1 and 3 of the Notes to Consolidated Financial Statements incorporated by reference herein.

  For the past three years, the Company's exposure to non-current investments has improved significantly from prior years. These non-current investments are primarily foreclosed real estate and mortgage loans which became more than thirty days past due in their principal and interest payments. Non-current investments totaled $19.9 million at September 30, 1997, or .10 percent of invested assets, as compared to $7.3 million at December 31, 1996, or .05 percent of invested assets, $31.9 million at December 31, 1995, or .22 percent of invested assets, and $88.5 million at December 31, 1994, or .59 percent of invested assets.

  The Company sold a substantial portion of its commercial mortgage loan portfolio in 1995. The remaining exposure of $104.8 million of mortgage loans was liquidated during 1996.

  During 1996, the Company sold four foreclosed properties with a book value of $11.8 million. During 1995, the Company sold twelve foreclosed properties with a book value of $39.6 million.

  The Company's investment in mortgage-backed securities totaled $3.1 billion at September 30, 1997. Investments in mortgage-backed securities excluding Paul Revere totaled $2.4 billion on an amortized cost basis at December 31, 1996 and $2.9 billion at December 31, 1995. At September 30, 1997, the mortgage-backed securities for the combined companies had an average life of
9.4 years and effective duration of 7.1 years as compared to an average life of 8.3 years and effective duration of 6.0 years at December 31, 1996. The mortgage-backed securities are valued on a monthly basis using valuations supplied by the brokerage firms that are dealers in these securities. The primary risk involved in investing in mortgage-backed securities is the uncertainty of the timing of cash flows from the underlying loans due to prepayment of principal. The Company uses models which incorporate economic variables and possible future interest rate scenarios to predict future prepayment rates. The Company has not invested in mortgage-backed derivatives, such as interest-only, principal-only or residuals, where market values can be highly volatile relative to changes in interest rates.

  Below-investment-grade bonds are inherently more risky than investment-grade bonds since the risk of default by the issuer, by definition and as exhibited by bond rating, is higher. Also, the secondary market for certain below-investment-grade issues can be highly illiquid. Management does not anticipate any liquidity problem caused by the investments in below-investment-grade securities, nor does it expect these investments to adversely affect its ability to hold its other investments to maturity.

  The Company's exposure to below-investment-grade fixed maturity securities at September 30, 1997, was $1,217.5 million, representing 6.4 percent of invested assets, below the Company's internal limit of 7.5 percent of invested assets for this type of investment. Subsequent to September 30, 1997, this internal limit was raised to 10.0 percent. The Company's exposure to below-investment-grade fixed maturities excluding Paul Revere totaled $891.1 million at December 31, 1996, representing 6.7 percent of invested assets and $911.8 million at December 31, 1995, or 6.2 percent of invested assets. Included in the below-investment-grade portfolio was the Company's holding of $100.0 million of Healthsource, Inc. ("Healthsource") 6.25% preferred stock, received as part of the consideration for the sale of the group medical services business. The preferred stock was redeemed in cash at par by Healthsource during 1996.

  During the first quarter of 1997, the Company executed a series of cash flow hedges in its individual disability income portfolio, hedging $205.0 million of expected cash flows in the years 2001 and 2002 using forward interest rate swaps and $85.0 million of expected future cash flows in the years 2000 and 2001 using options on forward interest rate swaps.

  During the second quarter of 1997, the Company executed a series of cash flow hedges in its individual disability income portfolio, hedging $250.0 million of cash flows in the year 1997 using futures contracts, $215.0 million of cash flows in years 1999 through 2002 using forward interest rate swaps, and $510.0 million of cash flows in the years 1998 through 2002 using options on forward interest rate swaps. The options on futures produced a deferred gain of $2.8 million.

  During the third quarter of 1997, $30.0 million notional amount of forward interest rate swaps were unwound, producing a net investment yield of 9.07 percent. Also, $50.0 million of forwards were unwound, producing a net yield of 8.31 percent.

  Also in the third quarter, $65.0 million of options on interest rate swaps were written. Options of $240.0 million were written to hedge cash flows in the years 1997, 1998, 1999 and 2002. The purpose of these actions in the individual disability income portfolio was to hedge the reinvestment of future cash flows and protect the Company from the potential adverse impact of declining interest rates over the next five years.

  During the first quarter of 1997, $100.0 million notional amount of forward interest rate swaps related to the group pension cash match hedge settled, producing a realized investment loss of $1.4 million. This was offset by a $1.6 million realized gain on the sale of the hedged assets. In addition, $150.0 million of options on forward interest rate swaps were added to hedge expected future cash flows for the single premium annuity portfolio in the years 2002 and 2003.

  During the second quarter of 1997, $100.0 million notional amount of forward interest rate swaps related to the group pension cash match hedge settled, producing a realized investment loss of $1.1 million. This was offset by a $1.1 million realized gain on the sale of the hedged assets. In addition, $150.0 million of options on forward interest rate swaps were added to hedge expected future cash flows for the single premium annuity portfolio in the years 2002 and 2003. During the third quarter of 1997, an additional $100.0 million notional amount of forward interest rate swaps settled, producing a realized investment loss of $1.6 million which was offset by a $1.6 million realized gain on the sale of the hedged assets. The purpose of these actions was to hedge the reinvestment of future cash flows and protect the Company from the potential adverse impact of declining interest rates.

  Changes in interest rates and individuals' behavior affect the amount and timing of asset and liability cash flows. Management has added resources in the investment area to address modeling and testing of all asset and liability portfolios to improve interest rate risk management and net yields. Testing the asset and liability portfolios under various interest rate and economic scenarios allows management to choose the most appropriate investment strategy as well as to prepare for the most disadvantageous outcomes.

YEAR 2000 ISSUES

  In 1996 the Company completed the planning phase of a project to modify its computer information systems enabling proper processing of date data relating to the year 2000 and beyond. The Company is now in the process of executing its plan and expects all systems to be compliant by the end of 1998. The total cost of the project is estimated to be between $6.7 million and $8.3 million. The Company is expensing all costs associated with these system changes.

                                  THE COMPANY

GENERAL

  The Company, through its subsidiaries, is the largest provider of individual disability insurance and the second largest overall disability insurer in North America on the basis of in-force premiums. It also provides a complementary portfolio of life insurance products, including life insurance, employer- and employee-paid group benefits and related services. The Company is the parent holding company for a group of insurance companies that collectively operate in all 50 states, the District of Columbia, Puerto Rico, and Canada. The Company's two principal operating subsidiaries are Accident and Paul Revere Life.

  Since 1994, the Company has completed a comprehensive corporate repositioning that has prepared it to support growth and increase stockholder value. A new management team headed by J. Harold Chandler, who joined the Company in November 1993, initiated a strategic review of the business. As a result of its review, management refocused the Company's strategy to (i) serve the individual and employee benefits insurance markets, (ii) leverage the Company's disability insurance expertise, (iii) utilize multiple distribution channels to reach broader market segments, and (iv) more closely align the interests of the Company's employees with those of its stockholders.

  The Company has successfully undertaken a number of major initiatives in pursuing this strategy. Specifically, the Company (i) sold its group medical business for $231.0 million in cash and stock, (ii) began winding down its GIC business which carried high capital requirements, (iii) reduced the annual dividend on the Common Stock from $1.04 to $.80 per share to preserve capital to fund future growth, (iv) simplified the corporate legal structure and eliminated a dual class of common stock that had special voting rights in order to present a more conventional corporate structure profile to the investing market, (v) sold in six transactions $1,459.6 million in commercial mortgage loans as part of repositioning its investment portfolio, (vi) restructured its marketing and distribution channels, along with the support areas of product development, underwriting and claims, to better reach and serve individual and employee benefits customers, (vii) strengthened its claims management procedures in the disability income insurance business, on which the Company took a $423.0 million pre-tax charge in the third quarter of 1993 to strengthen reserves on a portion of that block of business, and (viii) began restructuring its disability income products to discontinue the sale of policies which combined noncancelable contracts with long-term own-occupation provisions and to offer in their place an income replacement contract with more reasonable limits and better pricing for elective provisions.

  The acquisitions of Paul Revere and Genex in early 1997 and the disposition of certain non-core lines of business are the latest accomplishments under the Company's strategic plan. These actions strengthen the Company's disability insurance capabilities and enable the Company to offer a comprehensive and well-focused portfolio of products and services to its customers. Paul Revere is a specialist in disability insurance, with $972.8 million of disability premium income (86 percent of its total premium income) in 1996. From 1989 through 1996 it was the largest provider of individual disability insurance in the United States and Canada on the basis of in-force premiums. By combining Paul Revere's operations with those of Provident, the Company has begun to realize significant operating efficiencies, including leveraging both companies' knowledge of disability risks, specialized claims and underwriting skills, and sales expertise. The Company also has begun to realize cost savings as a result of combining the corporate, administrative, and financial operations of the two companies.

  Genex provides the Company with specialized skills in disability case management and vocational rehabilitation that advance the Company's goal of providing products that enable disabled policyholders to return to work. Genex provides a full range of disability management services, including worksite injury management, telephonic early intervention services for injured workers, medical case management, vocational rehabilitation, and disability cost analysis, to third party administrators, corporate clients and insurance companies. It employs 1,300 people, including 1,100 medical and vocational rehabilitation experts, in 120 offices in the United States and Canada. While Genex has historically focused on the worker's compensation market, Genex and the Company are now offering customized disability programs for the employee benefits market that are intended to integrate and simplify coverages, control costs and improve efficiency for employers with significant disability and related claims. The Company also expects Genex to play an increasingly significant role in helping the Company manage its own exposure to individual and group disability claims.

  As it has acquired operations that complement its core business, the Company has also continued to exit non-core lines. On June 30, 1997, the Company announced that it had agreed to transfer its dental business to Ameritas. The dental block, which was acquired in the Paul Revere Merger, produced $48.3 million in premium income in 1996 and $36.1 million in the first nine months of 1997. The full transition of the dental business to Ameritas was completed in November 1997.

  On December 18, 1997, the Company entered into a definitive agreement to sell Provident's in-force individual and tax-sheltered annuity business to various affiliates of American General. The Company and American General also entered into preliminary reciprocal marketing agreements whereby American General will market the Company's individual disability products and the Company will market American General's individual annuity products. The in-force business being sold consists primarily of single-premium fixed annuities and tax-sheltered annuities in Accident, National, Paul Revere Life, and Paul Revere Variable. In addition, American General is acquiring a number of miscellaneous group pension lines of business sold in the 1970's and 1980's, which are no longer actively marketed. The sale does not include the Company's block of traditional GICs, or group single premium annuities, which will continue in a run-off mode until such time as these blocks are completely discontinued. In consideration for the transfer of the annuity reserves, American General is paying the Company a ceding commission of approximately $58 million. The annuities being sold to American General represent $2.4 billion of statutory reserves. The transaction, which is subject to requisite regulatory approvals and certain other conditions, is expected to close by March 31, 1998.

BUSINESS STRATEGIES

  The Company's objective is to grow its business and improve its profitability by continuing to follow the strategies set forth below.

  Serve the Individual and Employee Benefits Markets. The Company believes that the broad individual and employee benefits insurance markets are attractive for a company with its specialty focus on disability insurance. First, the Company believes disability insurers have not traditionally served the broad market's potential demand for protection against loss of income due to disability, as evidenced by the industry's size. The total in-force premium from disability products is approximately $9 billion, compared to $50 billion for annuities and $97 billion for life insurance. The Company believes that, if it is responsive to the needs of its markets, there is opportunity for growth in the disability industry.

  Second, individual disability insurance has traditionally been sold primarily in the medical and physician markets, where market penetration has been significant. The Company believes that expanding its marketing to other market segments offers greater opportunities for growth. The penetration of the attorney, executive and professional markets, for example, is far less than that of the medical and physician markets. The market of middle managers and front-line workers has not been significantly developed by individual disability insurers. Each of these markets is significantly larger than the medical and physician market. The Company's strategy is to design products and services that meet the needs of these underpenetrated market segments, offering them both individual disability insurance and related life insurance, annuities and other products.

  Third, the Company believes that the markets for group disability insurance are also underpenetrated. The Company is focused on creating customized solutions for employee benefits customers that include group disability insurance and related employee- and employer-paid benefits as well as disability management services. The employee benefits market is undergoing a change as employers seek to simplify coverages, control costs and improve efficiency. The Company has positioned itself to package its products and services to meet this growing demand for managed disability programs and 24-hour coverage.

  The Company encourages its sales representatives and producers to respond to the needs of customers by cross-selling complementary products to each account. In the past several years, for example, the Company has made ease of meeting customers' needs the priority for its information systems investments. The Company can now offer combined proposals that include pre-approved life insurance with individual disability policies and bill a range of voluntary product offerings through a single payroll deduction entry on an employee's paycheck. The Company has also recently introduced new employee and producer compensation plans that reward the sale of several of the Company's products rather than single product sales, including grants of stock options to selected producers and a new multi-line producer compensation plan designed to leverage a producer's production and overall compensation.

  Leverage Disability Insurance Expertise and Risk Management Skills. In serving its markets, the Company leads with its disability insurance expertise. The Company is the largest provider of individual disability insurance with $1.4 billion of premium income in 1996 (pro forma for the Paul Revere Merger), and the second largest overall disability insurer in North America, on the basis of in-force premiums, with an additional $258.4 million of group disability insurance premium. The skills required for disability risk management are substantially different from those used in managing the risk of other life insurance products. The Company believes that its risk management skills represent a competitive advantage in the disability businesses. The Company has made a number of recent improvements to its capabilities. In the claims management area, for example, the Company has shifted from a geographic distribution of workflow to an organization focused on impairments (psychiatric, orthopedic, partial disabilities, etc.) in order to provide claimants with more specialized attention. The addition of Genex's case management and vocational rehabilitation expertise has enabled the Company to further refine its efforts to assist disabled claimants to return to gainful employment.

  Utilize Multiple Distribution Channels to Reach Different Market
Segments. The Company's experience is that different distribution channels reach different market segments. Therefore, its strategy is to distribute its products through a number of channels in order to reach the broad individual and employee benefits markets. The Company distributes its individual products primarily through independent insurance brokers and agents, and corporate marketing agreements with other insurance companies, associations and financial institutions. It distributes employee benefits products primarily through brokers, benefits consultants and a direct sales force that calls on large corporations. All products and distribution channels are supported through a network of 70 integrated sales and service offices in the United States, nine offices in Canada, and non-field sales organizations located in Chattanooga, Tennessee, Worcester, Massachusetts and Burlington, Ontario.

  The Company believes there are substantial opportunities to increase sales by improving the productivity of each of these distribution channels and opening new distribution channels for its products. For example, the National Accounts distribution system, which involves the sales of the Company's products by agents of other insurance companies, generates sales from a small percentage of the agents of the National Account companies. A major focus for 1998 is increasing the penetration of these National Account relationships.

  Align the Interests of the Company's Employees and Producers With Those of its Stockholders. The Company's strategic plan is supported by the goal of raising employee stock ownership in the Company. Beginning in 1994, the Company shifted its long-term cash compensation program for executives to a stock-based plan, introduced ownership requirements of several times salary for executive management, and instituted stock option and share grant plans for executive and middle management. The Company continued to introduce new programs to encourage ownership in 1995, establishing an employee stock purchase plan open to all employees, introducing stock-based incentive awards, and expanding the option program to field sales employees. Most recently, the Company has created a stock-based plan for executives' short-term compensation and has expanded its option plans to producers who meet certain sales and profitability goals. These programs are intended to more closely align the interests of employees, producers and stockholders.

  Prior to the implementation of these programs in 1994, there was little employee ownership of Common Stock. The Company had 1,128,434 outstanding options for shares of Common Stock on a split-adjusted basis as of December 31, 1993. As of December 31, 1997, employees owned more than 550,000 shares of Common Stock through the employee stock purchase and 401(k) plans, and the Company had 6,938,108 outstanding options for shares of Common Stock. Approximately 50 percent of Provident's employees participate in one or more of these stock ownership programs.

REPORTING SEGMENTS

  The Company is organized around its customers, with reporting segments that reflect its major market segments: Individual Life and Disability and Employee Benefits. The Other Operations segment includes products that the Company no longer produces for sale. For a discussion of the operating results of each of the reporting segments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Individual Life and Disability. The Individual Life and Disability segment includes the results of disability, life and annuity products sold to policyholders on an individual basis. Individual disability comprises the majority of the segment, with $582.8 million of premium income in 1996 and $1,366.6 million of premium income on a pro forma basis. Individual life insurance products generated $63.3 million of premium income in 1996 and $97.8 million of premium income on a pro forma basis. The annuity block of business will be sold to American General under a reinsurance agreement signed on December 8, 1997, and the sale is expected to close in the first quarter of 1998. Since December 31, 1997, individual annuities are reported in the Company's Other Operations segment.

  Individual disability income insurance provides the insured with a portion of earned income lost as a result of sickness or injury. Under an individual disability income policy, monthly benefits generally are fixed at the time the policy is written. The benefits typically range from 30 percent to 75 percent of the insured's monthly earned income. Various options with respect to length of benefit periods and waiting periods before payment begins are available and permit tailoring of the policy to a specific policyholder's needs. Provident also markets individual disability income policies which include payments for transfer of business ownership and business overhead expenses. Individual disability income products do not provide for the accumulation of cash values.

  Premium rates for these products are varied by age, sex, and occupation based on assumptions concerning morbidity, persistency, policy related expenses, and investment income. The Company develops its assumptions based on its own claim experience and published industry tables. The Company's underwriters evaluate the medical and financial condition of prospective policyholders prior to the issuance of a policy.

  Almost all of the Company's in-force individual disability income insurance was written on a noncancelable basis. Under a noncancelable policy, as long as the insured continues to pay the fixed annual premium for the policy's duration, the policy cannot be canceled by the Company nor can the premium be raised. Due to the noncancelable, fixed premium nature of the policies marketed in the past, profitability of this part of Provident's business is largely dependent upon achieving the morbidity and interest rate assumptions set in the 1993 loss recognition study with respect to the business written in 1993 and prior and those set in the pricing of business written after 1993. The profitability of the Paul Revere business will be largely dependent on meeting the assumptions included in the purchase accounting adjustments recorded in connection with the Paul Revere Merger. As of December 31, 1996, reserves were adequate for Provident and for Paul Revere. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial information incorporated herein by reference.

  The Company's lead disability product is currently a noncancelable loss of earnings ("LE") contract instead of the traditional noncancelable, long-term, own-occupation contract. The LE contract insures income rather than occupation. In 1995, Provident discontinued selling individual noncancelable contracts with long-term own-occupation provisions (other than conversion policies available under existing contractual arrangements), lifetime benefits and high maximum issue and participation limits that were identified as the cause of the 1993 loss recognition. In contrast to these policies, for which benefits are determined based on whether the insured can work in his or her original occupation, the LE policy requires policyholder to satisfy two conditions for benefits to begin: reduced ability to work due to accident or sickness and earnings loss of at least 20 percent. These policies are aimed at repositioning the individual disability income product by making it more attractive to a broader market of individual consumers, including middle to upper income individuals and corporate benefit buyers.

  The Company's life insurance offerings include term, universal life, and interest-sensitive life insurance products. Universal life products provide permanent life insurance with adjustable interest rates applied to the cash value and are designed to achieve specific policyholder objectives such as higher accumulation values and/or flexibility with respect to amount of coverage and premium payments. The principal difference between fixed premium and universal life insurance policies centers around policy provisions affecting the amount and timing of premium payments. Under universal life policies, policyholders may vary the frequency and size of their premium payments, and policy benefits may fluctuate accordingly. Premium payments under the fixed premium policies are not variable by the policyholder and, as a result, generally reflect lower administrative costs than universal life products for which extensive monitoring of premium payments and policy benefits is required.

  The largest number of ordinary life policies sold in 1996 and 1997 were ten-year level-term policies. These products have level premiums for an initial ten-year period after which the policyholder may resubmit to the underwriting process and possibly qualify for a new ten year period at the attained age premiums; otherwise, premiums revert to a yearly renewable term premium which increases annually. When measured by annualized premiums, universal life with the flexibility and features described above was the largest product category sold by Provident in this segment in recent years. Paul Revere's largest product category is interest-sensitive whole life insurance.

  Premium rates for the Company's life insurance products are based on assumptions as to future mortality, investment yields, expenses, and lapses. Although a margin for profit is included in setting premium rates, the actual profitability of products is significantly affected by the variation of actual experience from assumed experience. Profitability of fixed premium products is also dependent upon investment income on reserves. The profitability of interest-sensitive products is determined primarily by the ultimate underwriting experience and the ability to maintain anticipated investment spreads. The Company believes that the historical claim experience for these products has been satisfactory.

  From the Company's viewpoint, the risks involved with interest-sensitive products include actual versus assumed mortality, achieving investment returns that at least equal the current declared rate, competitive position of declared rates on the policies, meeting the contractually guaranteed minimum crediting rate, and recovery of policy acquisition costs. From the policyholder's perspective, the risk involved with interest-sensitive products is whether or not the declared rates on the policy will compare favorably with the returns available elsewhere in the marketplace.

  Employee Benefits. The Employee Benefits segment includes the results of group products sold to employers for the benefit of employees and individual products sold to groups of employees through payroll deduction at the worksite ("voluntary benefits products"). The Company's Employee Benefits product offerings include group disability, group life insurance, and other related group products, and voluntary life, disability, and cancer products. Group life comprises the majority of the segment, with $177.8 million of premium income in 1996 ($231.2 million of premium income on a pro forma basis). Group disability generated $69.4 million of premium income in 1996 and $258.4 million of premium income on a pro forma basis.

  Group long-term disability insurance provides employees with insurance coverage for loss of income in the event of extended work absences due to sickness or injury. Services are offered to employers and insureds to encourage and facilitate rehabilitation, retraining, and re-employment. Premiums for this product are generally based on expected claims of a pool of similar risks plus provisions for administrative expenses and profit. Some cases, however, carry experience rating provisions. Premiums for experience rated group disability business are based on the specific claim experience of the client with some credibility for the experience of the specific group. A few accounts are handled on an administrative services only basis with responsibility for funding claim payments remaining with the customer.

  Profitability of group disability insurance is affected by deviations of actual claims experience from expected claims experience and the ability of the Company to control its administrative expenses. Morbidity is an important factor in disability claim experience. Also important is the general state of the economy; for example, during a recession the incidence of claims tends to increase under this type of insurance. In general, experience rated disability coverage for large groups has narrower profit margins and represents less risk to the Company than business of this type sold to small employers. This is because the Company must bear all of the risk of adverse claim experience in small case coverages while larger employers often bear much of this risk themselves. For disability coverages, case management and rehabilitation activities with regard to claims, along with appropriate pricing and expense control, are important factors contributing to profitability.

  Group life insurance consists primarily of renewable term life insurance with the coverages frequently linked to employees' wages. Profitability in group life is affected by deviations of actual claim experience from expected claim experience and the ability of the Company to control administrative expenses. The Company also markets several group benefits products and services including accident and sickness indemnity, accidental death and dismemberment policies, and life and health benefits packages for affinity groups.

  Voluntary benefits products are offered through employer-sponsored payroll deduction programs. Provident's in-force business in 1996 consisted primarily of universal life and interest-sensitive life products (83.7 percent) as well as health products, principally intermediate disability income policies. Profitability in voluntary benefits is affected by the level of employee participation, persistency, deviations of actual morbidity and mortality experience from expected experience and the ability of the Company to control administrative expenses.

  Other Operations. The Other Operations segment includes the results of GICs, group SPAs, a closed block of COLI, the medical services business sold in 1995, Paul Revere's dental insurance business, and any capital and assets that are not allocated to the principal business segments. COLI and GICs comprise the majority of the segment, with $1,883.8 million and $1,877.3 million, respectively, of funds under management as of September 30, 1997. Traditional GICs accounted for $3,204.3 million and group SPAs accounted for $1,188.1 million of accumulated funds under management at December 31, 1996.

  GIC products include traditional GICs, separate account GICs and synthetic GICs, in which the assets underlying the contract continue to be owned and retained by the trustee of the contract holder instead of the Company. In the first quarter of 1997, the Company announced that the synthetic GIC business was being sold through an assumptive reinsurance transaction. The sale, which is subject to the approval of the contract holders and respective state regulators, was completed in January 1998.

  Traditional GICs have comprised a major portion of this segment's products sold since 1982. Under traditional GICs, the Company guarantees the principal and interest to the contract holder for a specified period, generally three to five years. The Company marketed GICs for use in corporate tax-qualified retirement plans and derives profits from GICs on the spread between the amount of interest earned on invested funds and the fixed rate guaranteed in the GIC. Separate-account GICs, which were introduced in 1992, differ from traditional GICs in that the assets underlying the contract are segregated from the general account of Provident and held solely for the benefit of the specific contract involved. In December 1994, Provident discontinued the sale of traditional GICs, but continues to service its block of existing business. Sales of separate-account GICs were discontinued in 1996, and none remained at September 30, 1997. See "--Reserves." Group SPAs are used as funding vehicles primarily when defined benefit pension plans are terminated. The Company also offers annuities as an employer-sponsored option for retirees receiving their distributions from 401(k) plans. Pursuant to a group SPA contract, the Company receives a one-time premium payment and in turn agrees to pay a fixed monthly retirement benefit to specified employees. Sales of group SPAs were discontinued in 1996.

  The Company believes that there are three primary sources of risk associated with traditional GICs and group SPAs. Underwriting risk represents the risk that a GIC has been priced properly to reflect the risk of withdrawal and for group SPAs, that the mortality rates and the ages and frequency at which annuitants will retire have been accurately projected. Asset/liability risk represents the risk that the investments purchased to back the GIC or group SPA will adequately match the future cash flows. Investment risk represents the risk that the underlying investments backing the GICs and group SPAs will perform according to the expectations of the Company at the time of purchase.

  COLI is a tax-leveraged policy sold from 1983 to 1990, with most of the block having been sold before June 21, 1986. Beginning in 1986, Congress began to enact tax legislation that significantly reduced the ability of policyholders to deduct policy loan interest on these products which detracted from the internal rate of return which theretofore had been available. In 1988, Congress went further by enacting legislation that had adverse tax consequences for distributions/policy loans from modified endowment contracts. Under this legislation, new sales of the majority of Provident's COLI products would have been subject to adverse tax treatment as modified endowment contracts due to their high premium level. As a consequence, many of these products were withdrawn, and revised products which would not be considered modified endowment contracts were introduced. Policies issued prior to June 21, 1986, however, were grandfathered from the modified endowment provisions. In 1996, Congress enacted tax legislation which generally eliminates tax deductions for policy loan interest on COLI products issued on or after June 21, 1986.

  Medical stop-loss insurance is provided to protect the insured against significant adverse claim experience with respect to group medical coverage. Under a variety of stop-loss arrangements, the Company charges a premium in exchange for an obligation that it will absorb (or reimburse the employer or plan) for claims in excess of a stated amount on an aggregate or individual basis. Profitability in medical stop-loss arrangements depends upon the ability of the Company to accurately predict actual claim trends relative to expected trends, predict rates of medical cost inflation, and analyze the claim practices of the underlying plan.

CONSOLIDATED LIFE INSURANCE IN FORCE

  The following table sets forth the changes to life insurance in force and the number of policies in force for the Company's business segments for the indicated years. Reinsurance assumed has been included in these figures. Reinsurance ceded has not been deducted.

                                                      FACE AMOUNT
                          --------------------------------------------------------------------
                          IN FORCE                                                   IN FORCE      NUMBER OF
                          BEGINNING             OTHER          LAPSES AND   OTHER     END OF   POLICIES IN FORCE
                           OF YEAR    SALES   INCREASES DEATHS SURRENDERS DECREASES    YEAR       END OF YEAR
                          --------- --------- --------- ------ ---------- --------- ---------- -----------------
                                                 (IN MILLIONS, EXCEPT NUMBER OF POLICIES)
1996:
Individual Life and
 Disability.............  $12,709.1 $ 1,109.2 $  239.6  $ 48.5 $ 1,109.9   $314.3   $ 12,585.2      173,330
Employee Benefits.......   83,276.3  13,664.0  2,011.8   201.1  11,558.2    113.1     87,079.7      415,394
Other Operations........    2,967.2       4.2     66.2    28.8       5.0      4.2      2,999.6       25,597
                          --------- --------- --------  ------ ---------   ------   ----------      -------
 Total..................  $98,952.6 $14,777.4 $2,317.6  $278.4 $12,673.1   $431.6   $102,664.5      614,321
                          ========= ========= ========  ====== =========   ======   ==========      =======
1995:
Individual Life and
 Disability.............  $12,683.6 $ 1,062.7 $  260.3  $ 45.8 $ 1,050.4   $201.3   $ 12,709.1      179,310
Employee Benefits.......   71,460.5   9,133.1  6,287.9   193.6   3,324.3     87.3     83,276.3      367,601
Other Operations........    2,641.5       8.9    344.6    12.3      12.2      3.3      2,967.2       25,844
                          --------- --------- --------  ------ ---------   ------   ----------      -------
 Total..................  $86,785.6 $10,204.7 $6,892.8  $251.7 $ 4,386.9   $291.9   $ 98,952.6      572,755
                          ========= ========= ========  ====== =========   ======   ==========      =======
1994:
Individual Life and
 Disability.............  $12,877.4 $ 1,299.6 $  210.0  $ 50.9 $ 1,406.7   $245.8   $ 12,683.6      185,440
Employee Benefits.......   68,064.8   7,027.2  1,214.5   188.2   4,342.3    315.5     71,460.5      340,110
Other Operations........    2,351.7       5.7    307.0    12.1      10.2       .6      2,641.5       25,995
                          --------- --------- --------  ------ ---------   ------   ----------      -------
 Total..................  $83,293.9 $ 8,332.5 $1,731.5  $251.2 $ 5,759.2   $561.9   $ 86,785.6      551,545
                          ========= ========= ========  ====== =========   ======   ==========      =======

REINSURANCE

  The Company routinely reinsures portions of its business with other insurance companies. In a reinsurance transaction a reinsurer agrees to indemnify another insurer for part or all of its liability under a policy or policies it has issued for an agreed upon premium. The maximum amount of risk retained by the Company and not reinsured is $1 million on any individual life insured and $500,000 on individual accidental death insurance. The amount of risk retained by the Company on individual disability income products varies by policy type and year of issue. The Company also reinsures against catastrophic losses in the Employee Benefits segment. Since the ceding of reinsurance by the Company does not discharge its primary liability to the policyholder, the Company has control procedures with regard to reinsurance ceded. These procedures include the exchange and review of financial statements filed with regulatory authorities, exchange of Insurance Regulatory Information System results, review of ratings by A.M. Best Co., determination of states in which the reinsurer is licensed to do business, on-site visits before entering a contract to assess the operations and management of the reinsurer, consideration of the need for collateral, such as letters of credit, and audits of the Company's reinsurance activities by its Internal Audit staff. The Company also assumes reinsurance from other insurers.

RESERVES

  The applicable insurance laws under which insurance companies operate require that they report, as liabilities, policy reserves to meet future obligations on their outstanding policies. These reserves are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the reserves shall not be less than reserves calculated using certain specified mortality and morbidity tables, interest rates, and methods of valuation. The reserves reported in the Company's financial statements incorporated herein by reference are calculated based on GAAP and differ from those specified by the laws of the various states and carried in the statutory financial statements of the life insurance subsidiaries. These differences arise from the use of mortality and morbidity tables and interest assumptions which are believed to be more representative of the actual business than those required for statutory accounting purposes and from differences in actuarial reserving methods.

  The consolidated statements of income include the annual change in reserves for future policy and contract benefits. The change reflects a normal accretion for premium payments and interest buildup and decreases for policy terminations such as lapses, deaths, and annuity benefit payments.

  In addition to reserves for future policy and contract benefits, the Company maintains a balance sheet liability for policyholders' funds. Traditional GICs were over 85 percent of the Company's policyholders' funds balance at December 31, 1996. They are structured with a specific maturity and provide for withdrawals for payment of benefits to contract holders or other beneficiaries.

  Policyholders' funds, as shown on the Company's consolidated statements of financial condition as of December 31, 1996, were $3,717.1 million. Of this amount, $3,204.3 million reflected the Company's outstanding GICs, the maturity of which is as follows (in millions):

      1 year or less................................ $1,453.8
      Over 1 year but less than 2 years.............    997.5
      Over 2 years but less than 3 years............    567.9
      Over 3 years but less than 4 years............    155.6
      Over 4 years but less than 5 years............     22.7
      Over 5 years..................................      6.8
                                                     --------
        Total....................................... $3,204.3
                                                     ========

  In the third quarter of 1996, Paul Revere recorded a reserve strengthening of $380.0 million, before income taxes. The reserve strengthening recorded was prompted by the results of a comprehensive study of the adequacy of its individual disability reserves under GAAP completed in October 1996. In connection with such reserve study, Paul Revere received an actuarial report from an independent actuarial firm, which report concluded that the net individual disability reserves of $2.2 billion reported by Paul Revere at September 30, 1996, which reflected the $380.0 million reserve strengthening adjustment, were adequate on a GAAP basis, based on the assumptions reflected therein.

  Subsequently, Paul Revere completed, in cooperation with the Massachusetts Division of Insurance, a comprehensive study of the adequacy of its statutory individual disability reserves, as a result of which Paul Revere's statutory reserves were increased by $144.0 million. Pursuant to an agreement with the Company, dated as of April 29, 1996, Textron, Inc., then the largest shareholder of Paul Revere, contributed to Paul Revere $121.0 million, representing the amount of required statutory reserve increases, net of tax benefits.

  See "Risk Factors--Reserves" in the accompanying Prospectus.

COMPETITION

  There is intense competition among insurance companies for the individual and group insurance products of the types sold by the Company. At the end of 1996, there were over 2,000 legal reserve life insurance companies in the United States, many offering one or more insurance products similar to those marketed by the Company. The Company's principal competitors in the employee benefits market include the largest insurance companies in the United States, many of which have substantially greater financial resources and larger staffs than the Company. In addition, in the individual life and annuities markets, the Company competes with banks, investment advisers, mutual funds, and other financial entities for investment of savings and retirement funds in general. In the individual and group disability markets, the Company competes in the United States and Canada with a limited number of major companies and regionally with other companies offering specialty products.

  All areas of the employee benefits markets are highly competitive due to the yearly renewable term nature of the products and the large number of insurance companies offering products in this market. The Company competes with other companies in attracting and retaining independent agents and brokers to actively market its products. The principal competitive factors affecting the Company's business are price and quality of service.

REGULATION

  The Company and its insurance subsidiaries are subject to detailed regulation and supervision in the jurisdictions in which each does business. With respect to the insurance subsidiaries, such regulation and supervision is primarily for the protection of policyholders rather than for the benefit of investors or creditors. Although the extent of such regulation varies, state insurance laws generally establish supervisory agencies with broad administrative powers.

  These supervisory and administrative powers relate chiefly to the granting and revocation of the licenses to transact business, the licensing of agents, the approval of policy forms, reserve requirements, and the form and content of required financial statements. As to the type and amounts of its investments, the Company's insurance subsidiaries must meet the standards and tests promulgated by the insurance laws and regulations of Tennessee, Massachusetts, New York, Delaware and certain other states in which they conduct business.

  The Company and its insurance subsidiaries are required to file various, usually quarterly and/or annual, financial statements and are subject to periodic and intermittent review with respect to their financial condition and other matters by the various departments having jurisdiction in the states in which they do business. The last such examination of the Provident insurance subsidiaries was completed on April 30, 1997, and covered operations for the five-year period ending December 31, 1995. The final report was issued in the second quarter of 1997 and no objections were raised by the reviewing authorities as a result of that examination. The field work related to the last financial examination of Paul Revere Life and Paul Revere Variable was completed on March 27, 1997 and covered the operations for the four-year period ending December 31, 1994. As a result of the examination, statutory reserves were increased by $35 million, which adjustment was reflected in the statutory financial statements of Paul Revere Life as of December 31, 1995. The scope of the examination was extended to include a review of the individual disability income reserves as of September 30, 1996. As a result of that review, which was completed on February 5, 1997, Paul Revere Life was required to increase its statutory reserves by $144 million on a pre-tax basis or $121 million on an after-tax basis. As a result of the reserve strengthening required, the former parent of Paul Revere Life made additional capital contributions totaling

$121 million: $83.5 million was contributed in December 1996 and the balance of $37.5 million was contributed on February 5, 1997. The Paul Revere Protective Life Insurance Company is currently undergoing a financial examination for the three-year period ending December 31, 1996. As of February 17, 1998, no issues or objections had been raised.

  The laws of the states of Tennessee, Massachusetts, New York and Delaware require the registration of and periodic reporting by insurance companies domiciled within their jurisdiction which control or are controlled by other corporations or persons so as to constitute a holding company system. The Company is registered as a holding company system in Tennessee, Massachusetts, New York and Delaware. The holding company statutes require periodic disclosure concerning stock ownership and prior approval of certain intercompany transactions within the holding company system. The Company may from time to time be subject to regulation under the insurance and insurance holding company statutes of one or more additional states. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The NAIC and insurance regulators are re-examining existing laws and regulations and their application to insurance companies. In particular, this re-examination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new interpretations of existing law, the development of new laws, and the implementation of non-statutory guidelines. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on such diverse issues as the use of surplus notes, accounting for reinsurance transactions, and the adoption of risk-based capital rules. The NAIC is currently in the process of recodifying statutory accounting practices, the result of which is expected to standardize prescribed statutory accounting practices. Accordingly, this project, which is expected to be completed in 1998, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company's insurance subsidiaries use to prepare their statutory financial statements.

LEGAL PROCEEDINGS

  An appeal of the decision of the Massachusetts Commissioner of Insurance approving the acquisition of control of the Paul Revere insurance subsidiaries domiciled in Massachusetts by the Company was filed by George E. Ginther and Niagara Financial Services, Inc. (the "Petitioners"). Mr. Ginther appeared and testified at the hearing held in connection with such acquisition of control prior to the approval on March 24, 1997 by the Massachusetts Commissioner of Insurance. The appeal alleged that the findings in the decision were unsubstantiated by the evidence and that the statutory criteria for approval of the merger were not met. The appeal requested a trial de novo before a state court to determine if the merger meets the statutory criteria under Massachusetts law and requested that the application of the order approving the merger be stayed and that the merger be ultimately disapproved, or conditionally approved. The Company filed a motion to dismiss and the Massachusetts lower court dismissed the appeal based upon the Petitioners' lack of standing. The Petitioners have appealed to the Massachusetts Supreme Judicial Court for review of the decision of the lower court. Oral argument on Petitioners' appeal is set for March 5, 1998. Although the Company believes the likelihood of success of the appeal is remote, there can be no absolute assurance that such appeal will not result in a decision that is materially adverse to the Company.

  Two alleged class action lawsuits have been filed in Superior Court in Worcester, Massachusetts against the Company--one purporting to represent all career agents of Paul Revere whose employment relationships ended on June 30, 1997 and were offered contracts to sell insurance policies as independent producers, and the other purporting to represent independent brokers who sold certain Paul Revere individual disability income policies with benefit riders. Motions have been filed by the Company to dismiss most of the counts in the complaints, which allege various breach of contract and statutory claims. To date no class has been certified in either lawsuit. The Company has strong defenses to both lawsuits and will vigorously defend its position and resist certification of the classes. In addition, the same plaintiff's attorney who has filed the purported class action lawsuits has filed 41 individual lawsuits on behalf of current and former Paul Revere sales managers alleging various breach of contract claims. The Company has strong defenses and will vigorously defend its position in these cases as well. Although the alleged class action lawsuits and the 41 individual lawsuits are in the very early stages, management does not currently expect these suits to materially affect the financial position or results of operations of the Company.

  In recent years, many U.S. life insurance companies have faced claims, including class-action lawsuits, alleging various improper sales practices in the sales of certain types of life insurance products. These claims often relate to the selling of whole life and universal life policies that accumulate cash values which may be utilized to fund the cost of insurance in later years of the policy. Due to the subsequent reductions in dividends or interest credited or due to other factors, the cash values have not accumulated sufficiently to cover costs of insurance, resulting in the need for ongoing premium payments. Although never a principal product line for the Company or Paul Revere, both companies have sold a modest amount of interest sensitive whole life and universal life policies. Paul Revere Variable has been named as a defendant in a lawsuit filed in New Jersey state court related to the sale of certain universal life policies. The plaintiff in such lawsuit seeks to represent a national class of Paul Revere Variable policyholders. This case is in an early stage and has not been certified as a class action. In addition, Accident is a defendant in two lawsuits filed by individuals and related to the sale of certain life insurance policies. The Company intends to defend all of the foregoing cases vigorously. There can be no assurance that any claims relating to the sales of such policies will not have a material adverse effect on the Company in the future.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Notes will be issued under the Indenture, dated as of March    , 1998,
between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"), as supplemented from time to time (the "Indenture"). The form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part (the "Registration Statement"). The following summary of certain provisions of the Indenture and of the Notes (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the summaries of certain provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

  The Notes offered hereby will be limited to $250.0 million aggregate principal amount and will mature on March 1, 2028. Each Note will bear
interest at the rate of      % per annum, computed on the basis of a 360-day
year of twelve 30-day months, from March , 1998 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on March 1 and September 1 of each year, beginning on September 1, 1998. Interest payable on any Note which is punctually paid or duly provided for on any interest payment date shall be paid to the person in whose name such Note is registered at the close of business on February 15 or August 15 as the case may be, preceding such interest payment date.

  The Notes will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

REDEMPTION

  The Notes will be redeemable as a whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve
30-day months) at the Treasury Rate plus    basis points, plus in the case of
each of clause (i) and (ii) accrued interest to the date of redemption.

  "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term (the "Remaining Life") of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. "Independent Investment Banker" means an independent investment banking institution of international standing appointed by the Company.

  "Comparable Treasury Price" means (A) the average of five Reference Treasury Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Quotations, or (B) if the Independent Investment Banker obtains fewer than five such Reference Treasury Quotations, the average of all such Quotations.

  "Treasury Rate" means with respect to any redemption date (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

  "Reference Treasury Dealer" means: (i) Morgan Stanley & Co. Incorporated and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute another Primary Securities Dealer, and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

  "Reference Treasury Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

  Holders of the Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

  The Notes will not have the benefit of any sinking fund.

BOOK-ENTRY SYSTEM

  The Notes will be represented by registered global securities (the "Registered Global Securities") registered in the name of a nominee of The Depository Trust Company (the "Depositary"). Except as described in the accompanying Prospectus, Notes in definitive form will not be issued. The Depositary has advised the Company as follows: Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Depositary holds securities that its participants ("Participants") deposit with Depositary. Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in Depositary include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). Depositary is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to Depositary and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Offered Security represented by a Registered Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owners entered into the transaction. Transfers of ownership interests in a Registered Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Registered Global Security representing Notes will not receive Notes in definitive form representing their ownership interest therein, except in the event that use of the book-entry system for such Notes is discontinued or upon the occurrence of certain other events described herein.

  To facilitate subsequent transfers, all Registered Global Securities representing Notes which are deposited with the Depositary are registered in the name of the Depositary's nominee. The deposit of Registered Global Securities with the Depositary and their registration in the name of the nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Registered Global Securities representing the Notes: the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither the Depositary nor its nominee will consent or vote with respect to the Registered Global Security representing the Notes. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns the nominee's consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

  The nominee of the Depositary, as holder of record of the Registered Global Securities, will be entitled to receive payments of principal and interest by wire transfer in same day funds for payment to Beneficial Owners in accordance with customary procedures established from time to time by the Depositary. The Depositary's practice is to credit Direct Participant's accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants and not of the Depositary, the Trustee, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect

Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the Notes or the disbursement of payments in respect thereof.

  The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Offered Securities in definitive form are required to be printed and delivered. The Company may decide to discontinue use of a system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered.

  The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

  In the event that Notes are issued in definitive form, principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, the City of New York, provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Notes. Transfers of Notes issued in definitive form will be registrable and the Notes will be exchangeable at such office or agency. On the date hereof, the agent for the payment, transfer and exchange of the Notes is The Chase Manhattan Bank, acting through its corporate trust office at 450 West 33rd Street, Global Trust Services, 15th Floor, New York, New York 10001.

SUBORDINATION

  Most of the assets of the Company are owned by its subsidiaries and, accordingly, the Notes are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. At February 24, 1998, outstanding debt of the Company's subsidiaries equaled $484.2 million. At February 24, 1998, outstanding debt of the Company (excluding subsidiaries) equaled $500.0 million, all of which debt ranks pari passu with the Notes.

INFORMATION CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Indenture and is one of a number of banks with which the Company and its subsidiaries maintain banking relationships in the ordinary course of business. Among other services it performs for the Company, The Chase Manhattan Bank is providing the Company's $500.0 million short-term bank credit facility, provides custodial services for the Company's bond and stock portfolios, and provides general banking services. In addition, the Company has signed a committment letter with The Chase Manhattan Bank for a new $300.0 million revolving bank credit facility.

                                 UNDERWRITERS

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company and Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston Corporation and Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Underwriters"), the Company has agreed that it will sell to each of the Underwriters, and the Underwriters have agreed, severally and not jointly, to purchase from the Company, the respective principal amount of Notes set forth below opposite their respective names.

                                                             PRINCIPAL AMOUNT OF
      NAME                                                          NOTES
      ----                                                   -------------------
   Morgan Stanley & Co. Incorporated........................      $
   Bear, Stearns & Co. Inc..................................
   Chase Securities Inc.....................................
   Credit Suisse First Boston Corporation...................
   Donaldson, Lufkin & Jenrette Securities Corporation......
                                                                ------------
      Total.................................................    $250,000,000
                                                                ============

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Notes if any are taken.

  The Underwriters have advised the Company that they initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price
less a concession not in excess of    % of the principal amount of such Notes.
Any Underwriter may allow, and such dealers may reallow, a concession not in
excess of    % of the principal amount of the Notes to certain other dealers.
After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed that during the period beginning on the date of the Underwriting Agreement and continuing to and including the date of the closing under the Underwriting Agreement, it will not offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company that are substantially similar to the Notes (other than (i) the Notes and (ii) commercial paper issued in the ordinary course of business) without the prior written consent of Morgan Stanley.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

  In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the Note Offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the Note Offering if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, general financing, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

  The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities, Inc., one of the Underwriters, and is the lender to the Company under its short-term bank credit facility. The Chase Manhattan Bank will be repaid under the short-term bank credit facility with the proceeds of the Note Offering and the Capital Securities Offering. See "Use of Proceeds." Because more than 10% of the net proceeds of the Note Offering and the Capital Securities Offering will be paid to an affiliate of a member of the National Association of Securities Dealers, Inc. (the "NASD") who is participating in such offerings, the Note Offering and the Capital Securities Offering are being made pursuant to Rule 2710(c)(8) of the Conduct Rules of the NASD.


                                 LEGAL MATTERS

  The legality of the Notes offered hereby and certain other legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia. Certain other legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Company by F. Dean Copeland, Executive Vice President and General Counsel of the Company. As of December 31, 1997, Mr. Copeland beneficially owned approximately 12,050 shares of Common Stock of the Company and held options to purchase 200,000 shares of Common Stock of the Company. Certain legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. provides certain legal services to the Company from time to time.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996, and the consolidated financial statements of The Paul Revere Corporation for the year ended December 31, 1996, included in Provident Companies, Inc.'s Current Report on Form 8-K, dated March 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference or set forth therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  With respect to the Company's unaudited condensed consolidated interim financial information for the three-, six-, and nine-month periods ended March 31, 1997, June 30, 1997 and September 30, 1997, incorporated by reference in the registration statement on Form S-3 (file No. 333-25009) (the "Registration Statement"), Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and incorporated by reference in the Registration Statement, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not a "report" or a "part" of the Registration Statement, prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

PROSPECTUS
                                 $900,000,000

                           PROVIDENT COMPANIES, INC.

 SENIOR DEBT SECURITIES, SUBORDINATED DEBT SECURITIES, PREFERRED STOCK, COMMON
       STOCK, WARRANTS,STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

                          PROVIDENT FINANCING TRUST I

    PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED
                     HEREIN, BY PROVIDENT COMPANIES, INC.
  Provident Companies, Inc. (the "Company") may offer and sell from time to time (i) its unsecured senior debt securities ("Senior Debt Securities"), and unsecured subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes or other evidences of indebtedness, (ii) shares of its preferred stock, par value $1.00 per share (the "Preferred Stock"), (iii) shares of its common stock, par value $1.00 per share (the "Common Stock"), (iv) warrants to purchase any of the foregoing Senior Debt Securities, Subordinated Debt Securities, Preferred Stock or Common Stock (the "Warrants"), (v) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or (vi) stock purchase units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and (x) Senior Debt Securities or Subordinated Debt Securities, (y) Preferred Securities (as defined below), or (z) debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contract, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of sale. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a "Prospectus Supplement"). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units and amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units, in each case as the Company specifically designates.

  Provident Financing Trust I (the "Provident Trust"), a statutory business trust created under the laws of the State of Delaware, may offer, from time to time, preferred securities, which may be designated as preferred securities or capital securities, representing undivided beneficial interests in the assets of the Provident Trust ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities out of monies held by the Provident Trust, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (a "Trust Guarantee"). See "Description of Preferred Securities" and "Description of Trust Guarantees." The Company's obligations under the Trust Guarantees will rank junior and subordinate in right of payment to all other liabilities of the Company, except those made subordinate or pari passu by their terms, and pari passu with its obligations under the most senior preferred or preference stock of the Company. See "Description of Trust Guarantees--Status of the Trust Guarantees." Subordinated Debt Securities may be issued and sold from time to time by the Company in one or more series to the Provident Trust or a Trustee of the Provident Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of the Provident Trust. Subordinated Debt Securities purchased by the Provident Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of the Provident Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

  Specific terms of the particular Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts, the Stock Purchase Units and Preferred Securities and the related Trust Guarantees, in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. A Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Senior Debt Securities and Subordinated Debt Securities, the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, time of payment of interest, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or units in which principal, premium, if any, or interest, if any, is payable, public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; and (vii) in the case of Preferred Securities, the specific designation, number of securities, liquidation amount per security, the purchase price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distribution shall be payable and dates from which distribution shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company.

  The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $900,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to such Offered Securities.

  The Offered Securities may be offered directly by the Company, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement or a term sheet describing the method and terms of the offering of such series of Offered Securities.

  This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by a Prospectus Supplement.

  SEE "RISK FACTORS" ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is May 22, 1997.

                               TABLE OF CONTENTS

Available Information.....................................................    3
Forward Looking Statements................................................    4
Incorporation of Certain Documents by Reference...........................    4
The Company...............................................................    5
The Provident Trust.......................................................    6
Risk Factors..............................................................    7
Use of Proceeds...........................................................    9
Consolidated Ratios of Earnings to Fixed Charges and Earnings to Combined
 Fixed Charges and Preferred Stock Dividends..............................   10
Description of Debt Securities............................................   11
Description of Preferred Stock............................................   24
Description of Common Stock...............................................   28
Description of Warrants...................................................   31
Description of Stock Purchase Contracts and Stock Purchase Units..........   32
Description of Preferred Securities.......................................   32
Description of Trust Guarantee............................................   34
Effect of Obligations Under the Subordinated Debt Securities and the Trust
 Guarantee................................................................   37
Plan of Distribution......................................................   38
Legal Opinions............................................................   39
Experts...................................................................   39

  NOTICE TO NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

  State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company, and thus indirect control of its insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the Common Stock would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

  No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated herein in connection with the offering covered by this Prospectus or any accompanying Prospectus Supplement. If given or made, such information or representations must not be relied upon as having been authorized by the Company, or any underwriter, dealer or agent. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any accompanying Prospectus Supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or any accompanying Prospectus Supplement or in the affairs of the Company since the date hereof or thereof.

                               ----------------

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars" or "U.S.$").

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

  The Company and the Provident Trust have filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities, of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." Such additional information may be obtained from the Commission's principal office in Washington, D.C. Any statements contained herein concerning the provisions of any documents do not purport to be complete and are necessarily summaries of such documents and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. For further information with respect to the Company, the Provident Trust and the Offered Securities, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference.

  No separate financial statements of the Provident Trust have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Preferred Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Provident Trust has and will have no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, under the Declaration of Trust for the Provident Trust (including the obligation to pay expenses of the Provident Trust), the Subordinated Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to the Provident Trust and the Trust Guarantees taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities" and "Description of Trust Guarantees."

                          FORWARD LOOKING STATEMENTS

  This Prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward looking statements include, among others, the following possibilities:
(i) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (ii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements;
(iii) failure to develop multiple distribution channels in order to obtain new customers or failure to retain existing customers; (iv) inability to carry out marketing and sales plans, including, among others, changes to certain products and acceptance of the revised products in the market; (v) loss of key executives; (vi) changes in interest rates causing a reduction of investment income; (vii) general economic and business conditions which are less favorable than expected; (viii) unanticipated changes in industry trends; (ix) inaccuracies in assumptions regarding future morbidity, persistency, mortality and interest rates used in calculating reserve amounts; (x) failure to continue improvement of the claims management process; and (xi) with respect to cost savings that will be realized from, and costs associated with, the acquisition of The Paul Revere Corporation ("Paul Revere") (the "Paul Revere Merger"), the following possibilities: (a) the expected cost savings to be realized beginning primarily in 1997 through combining certain functions of both the Company and Paul Revere, restructuring the field organizations of both companies to eliminate redundant facilities and better serve the combined company's customers, and reductions in staff cannot be fully realized because the changes are not made or unanticipated offsetting costs are incurred; and
(b) costs or difficulties related to the integration of the businesses of the Company and Paul Revere are greater than expected. See "Risk Factors."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company (File No. 1-11834) with the Commission pursuant to the Exchange Act, and are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

    2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    3. The Company's Current Reports on Form 8-K dated March 27, 1997; and

    4. The description of the Company's capital stock set forth in the Company's registration statement filed with the Commission pursuant to
  Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

  In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

  The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Susan N. Roth, Secretary, Provident Companies, Inc., 1 Fountain Square, Chattanooga, Tennessee 37402, or by telephone at
(423) 755-1011 or facsimile at (423) 755-3194.

                                  THE COMPANY

  The Company is the largest provider of individual disability insurance and the second largest overall disability insurer in the United States on the basis of in-force premiums. It also provides a complementary portfolio of life insurance products, including life insurance, annuities, employer- and employee-paid group benefits and related services. The Company is the parent holding company for a group of insurance companies that collectively operate in all 50 states, the District of Columbia, Puerto Rico, and Canada.

  Since 1994, the Company has completed a comprehensive corporate repositioning that has prepared it to support growth and increase stockholder value. A new management team headed by J. Harold Chandler, who joined the Company in November 1993, initiated a strategic review of the business. As a result of its review, management refocused the Company's strategy to (i) serve the individual and employee benefits insurance markets, (ii) leverage the Company's disability insurance expertise, (iii) utilize multiple distribution channels to reach broader market segments, and (iv) more closely align the interests of the Company's employees with those of its stockholders.

  The Company has successfully undertaken a number of major initiatives in pursuing this strategy. These initiatives include strengthening its capital position and investment portfolio, reorganizing internally, and reassessing its product offerings. The acquisitions of Paul Revere and GENEX Services, Inc. in early 1997 are the latest accomplishments under the Company's strategic plan. Both acquisitions strengthen the Company's disability insurance capabilities and enable the Company to offer a more complete portfolio of products and services to its customers.

  The Company's principal executive offices are located at 1 Fountain Square, Chatanooga, Tennessee 34702, and its telephone number is (423) 755-1011.

                              THE PROVIDENT TRUST

  The Provident Trust is a statutory business trust created under Delaware law pursuant to (i) a declaration of trust (as amended and restated, the "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and certain of the Provident Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on April 10, 1997. The Provident Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Provident Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in Subordinated Debt Securities, and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, if any event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Provident Trust.

  The Provident Trust has a term of approximately 45 years but may dissolve earlier, as provided in the Declaration. The Provident Trust's business and affairs will be conducted by the trustees (the "Provident Trustees") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Provident Trustees. The duties and obligations of the Provident Trustees shall be governed by the Declaration. A majority of the Provident Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with the Company. One Provident Trustee will be a financial institution that is unaffiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purpose of compliance with the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Provident Trustee will be an entity having a principal place of business in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Provident Trust and the offering of the Trust Securities.

  The Property Trustee is The Chase Manhattan Bank, 450 West 33rd Street, 15th Floor, New York, New York 10001. The Delaware Trustee is First Union Trust Company, National Association and its address in the State of Delaware is One Rodney Square, 920 King Street, 1st floor, Wilmington, Delaware 19801. The principal place of business of the Provident Trust shall be c/o Provident Companies, Inc., 1 Fountain Square, Chattanooga, Tennessee 37402; telephone
(423) 755-1011.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors before making an investment in the Offered Securities offered hereby. Any one or more of such factors may cause the Company's actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company.

RESERVES

  The Company maintains reserves for future policy benefits and unpaid claims expenses which include policy reserves and claim reserves established for its individual disability insurance, group insurance, and individual life insurance products. Policy reserves represent the portion of premiums received which are reserved to provide for future claims. Claim reserves are established for future payments not yet due on claims already incurred, primarily relating to individual disability and group disability insurance products. Reserves, whether calculated under generally accepted accounting principles ("GAAP") or statutory accounting practices, do not represent an exact calculation of future benefit liabilities but are instead estimates made by the Company using actuarial and statistical procedures. There can be no assurance that any such reserves would be sufficient to fund future liabilities of the Company in all circumstances. Future loss development could require reserves to be increased, which would adversely affect earnings in current and future periods. Adjustments to reserve amounts may be required in the event of changes from the assumptions regarding future morbidity (the incidence of claims and the rate of recovery, including the effects thereon of inflation, and other societal and economic factors), persistency, mortality, and interest rates used in calculating the reserve amounts.

CAPITAL ADEQUACY

  The capacity for an insurance company's growth in premiums is in part a function of its statutory surplus. Maintaining appropriate levels of statutory surplus, as measured by state insurance regulators, is considered important by state insurance regulatory authorities and the private agencies that rate insurers' claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by the private rating agencies.

  Effective in 1993, the National Association of Insurance Commissioners ("NAIC") adopted a risk-based capital ("RBC") formula, which prescribes a system for assessing the adequacy of statutory capital and surplus for all life and health insurers. The basis of the system is a risk-based formula that applies prescribed factors to the various risk elements in a life and health insurer's business to report a minimum capital requirement proportional to the amount of risk assumed by the insurer. The life and health RBC formula is designed to measure annually (i) the risk of loss from asset defaults and asset value fluctuation, (ii) the risk of loss from adverse mortality and morbidity experience, (iii) the risk of loss from mismatching of asset and liability cash flow due to changing interest rates and (iv) business risks. The formula is to be used as an early warning tool to identify companies that are potentially inadequately capitalized. The formula is intended to be used as a regulatory tool only and is not intended as a means to rank insurers generally.

  Based on computations made by the Company in accordance with the prescribed life and health RBC formula, each of the Company's life insurance subsidiaries exceeded the minimum capital requirements at December 31, 1996.

  During 1995 and 1996, the Division of Insurance of the Commonwealth of Massachusetts (the "Massachusetts Division of Insurance") conducted a quadrennial examination of The Paul Revere Life Insurance Company ("Paul Revere Life") and The Paul Revere Variable Annuity Insurance Company ("Paul Revere Varible") for the period ended December 31, 1994. In connection with this examination, as well as in consideration of a comprehensive study undertaken by Paul Revere in 1995 and early 1996 of its statutory reserves, Paul Revere Life and The Paul Revere Protective Life Insurance Company ("Paul Revere Protective") strengthened their individual disability statutory reserves by a combined total of $35.0 million and reflected this strengthening in the annual statutory financial statements for the year ended December 31, 1995.

  During the third quarter of 1996, Paul Revere initiated a comprehensive study of the adequacy of its individual disability reserves under GAAP and under statutory accounting principles to consider experience through September 30, 1996. The results of such study prompted Paul Revere to strengthen its GAAP individual disability reserves by $380.0 million before taxes in the quarter ended September 30, 1996. The Massachusetts Division of Insurance subsequently updated its examination of Paul Revere's statutory reserves to review the results of Paul Revere's statutory reserve study, with the result that Paul Revere's statutory reserves were strengthened by $144.0 million. In connection with the Paul Revere Merger, Textron Inc. ("Textron"), the principal stockholder of Paul Revere, contributed $121.0 million, representing the amount of the statutory reserve increases, net of tax benefits, as additional capital to Paul Revere prior to the effective time of the Paul Revere Merger.

DISABILITY INSURANCE

  Disability insurance may be affected by a number of social, economic, governmental, competitive, and other factors. Changes in societal attitudes, work ethics, motivation, stability, and mores can significantly affect the demand for and underwriting results from disability products. Economic conditions affect not only the market for disability products, but also significantly affect the claims rates and length of claims. The climate and the nature of competition in disability insurance have also been markedly affected by the growth of Social Security, worker's compensation, and other governmental programs in the workplace. The nature of that portion of the Company's outstanding insurance business that consists of noncancelable disability policies, whereby the policy is guaranteed renewable through the life of the policy at a fixed premium, does not permit the Company to adjust its premiums on business in-force on account of changes resulting from such factors. Disability insurance products are important products for the Company. To the extent that disability products are adversely affected in the future as to sales or claims, the business or results of operations of the Company could be materially adversely affected.

INDUSTRY FACTORS

  All of the Company's businesses are highly regulated and competitive. The Company's profitability is affected by a number of factors, including rate competition, frequency and severity of claims, lapse rates, government regulation, interest rates, and general business considerations. There are many insurance companies which actively compete with the Company in its lines of business, some of which are larger and have greater financial resources than the Company, and there is no assurance that the Company will be able to compete effectively against such companies in the future.

  In recent years, some U.S. life insurance companies have faced claims, including class-action lawsuits, alleging various improper sales practices in the sales of certain types of life insurance products. These claims often relate to the selling of whole life and universal life policies that accumulate cash values which may be utilized to fund the cost of insurance in later years of the policy. Due to subsequent reductions in dividends or interest credited or due to other factors, the cash values have not accumulated sufficiently to cover costs of insurance, resulting in the need for ongoing premium payments. Although never a principal product line for the Company or Paul Revere, both companies have sold a modest amount of interest sensitive whole life and universal life policies. There can be no assurance that any future claims relating to sales of such policies will not have a material adverse effect on the Company.

EFFECT OF THE PAUL REVERE MERGER; INTEGRATION OF OPERATIONS

  The success of the Paul Revere Merger will be determined by various factors, including the financial performance of the combined company's operations and management's ability to realize expected cost savings through combining certain functions of both the Company and Paul Revere and restructuring the field organizations of both companies. The integration of the operations of Paul Revere and the Company may be negatively affected if, among other things, the proposed changes are not made, customers do not react positively to some of the planned changes intended to increase service or integrate the businesses of the two companies, unanticipated offsetting costs are incurred, or costs or difficulties related to the integration of the businesses of the Company and Paul Revere are greater than expected. There can be no assurance that the anticipated benefits of the Paul Revere Merger will be realized or that the Paul Revere Merger will not adversely affect the future operating results of the Company.

FOREIGN CURRENCY RISKS

  An investment in the Offered Securities denominated in other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies, and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile, and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Offered Security. Depreciation of the specified currency other than U.S. dollars against the U.S. dollar would result in a decrease in the effective yield of such Offered Security below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

  Governments have imposed from time to time and may in the future impose exchange controls that could affect exchange rates as well as the availability of a specified foreign currency at an offered Security's maturity. Even if there are no actual exchange controls, it is possible that the specified currency for any particular Offered Security would not be available at such Offered Security's maturity. In that event, the Company will repay such Offered Security at maturity in U.S. dollars on the basis of the most recently available Exchange Rate.

  This Prospectus does not describe all the risks of an investment in Offered Securities denominated in other than U.S. dollars. Prospective investors should consult their own financial and legal advisors as to the risks entailed by an investment in Offered Securities denominated in other than U.S. dollars. Offered Securities denominated in other than U.S. dollars are not an appropriate investment for investors who are unsophisticated about foreign currency transactions.

  Currently, there are limited facilities in the United States for conversion of U.S. dollars into certain foreign currencies, and vice versa.

                                USE OF PROCEEDS

  Unless otherwise specified in the applicable Prospectus Supplement for any offering of the Offered Securities, the net proceeds received by the Company from the sale of the Offered Securities will be used for general corporate purposes, which may include without limitation funding investments in, or extensions of credit to, the Company's subsidiaries, repayment of maturing obligations, redemption of outstanding indebtedness or other securities, financing possible future acquisitions and for working capital. Pending such use, the Company may temporarily invest the net proceeds or may use them to reduce short-term indebtedness. The proceeds from the sale of Preferred Securities by the Provident Trust will be invested in Subordinated Debt Securities of the Company. The Company does not have any present plans, and is not engaged in any negotiations, for the use of any such proceeds, or the issuance of Common Stock, in any future acquisition. Any proposal to use proceeds from any offering of the Offered Securities in connection with an acquisition will be disclosed in the Prospectus Supplement relating to such offering.

   CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

  The consolidated ratio of earnings to fixed charges for the Company including its consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. For these purposes earnings consist primarily of income (loss) from continuing operations before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest (whether expensed or capitalized), amortization of debt expense and discount of premium relating to any indebtedness, whether expensed or capitalized, and the portion of rental expense representative of the interest factor in these rentals.

  The following table sets forth the Company's consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred dividends for the periods shown:

                                       THREE MONTHS  YEAR ENDED DECEMBER 31,
                                          ENDED      -------------------------
                                      MARCH 31, 1997 1996 1995 1994 1993  1992
                                      -------------- ---- ---- ---- ----  ----
Ratio of Earnings to Fixed
 Charges(a)(b).......................      16.4      12.9 9.5  8.9  (5.1) 8.3
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock
 Dividends(b)........................       7.2       6.5 5.3  5.3  (3.3) 8.3

--------
(a) Excludes preferred stock dividends.
(b) This financial information does not reflect the anticipated effects of the Paul Revere Merger.

                        DESCRIPTION OF DEBT SECURITIES

GENERAL

  The following description of the terms of the Senior Debt Securities and Subordinated Debt Securities (collectively, the "Debt Securities") sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Debt Securities are to be issued under an indenture (the "Senior Indenture"), to be entered into between the Company and The Chase Manhattan Bank, as Trustee. The Subordinated Debt Securities are to be issued under an indenture (the "Subordinated Indenture"), also to be entered into between the Company and The Chase Manhattan Bank, as Trustee. The term "Trustee" as used herein shall refer to The Chase Manhattan Bank, or such other bank or trust company as the Company may appoint as trustee pursuant to the terms of the applicable Indenture, in its or their capacity as Trustee for the Senior Debt Securities or the Subordinated Debt Securities, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act, and may be supplemented from time to time following execution. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section and article references below are to sections of the Indentures and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

TERMS

  The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Debt Securities will rank pari passu with all other unsecured and unsubordinated debt of the Company. The indebtedness represented by the Subordinated Debt Securities will rank junior and subordinate in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of the Senior Debt of the Company as described under "Subordination."

  The amount of Debt Securities offered by this Prospectus will be limited to the amount described on the cover of this Prospectus. Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued; all Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series. (Section 301 of each Indenture) The Debt Securities may be denominated and payable in foreign currencies or units based on or related to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Debt Securities so denominated are described in the relevant Prospectus Supplement.

  Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. (Section 608 of each Indenture) In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 101 and Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

  Reference is made to the applicable Prospectus Supplement relating to a particular series of Debt Securities being offered thereby for the specific terms thereof, including, but not limited to:

    (1) the title of such Debt Securities and whether such Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

    (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

    (3) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued;

    (4) the terms, if any, by which such securities may be convertible into or exchangeable for Common Stock or other securities or property of the Company;

    (5) if convertible or exchangeable, any applicable limitations on the ownership or transferability of the securities or property into which such Debt Securities are convertible or exchangeable;

    (6) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

    (7) the rate or rates (which may be fixed or variable at which such Debt Securities will bear interest, if any), or the method by which such rate or rates shall be determined;

    (8) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the Regular Record Dates (as defined in the Indenture) if any, for such interest payable, or the method by which such dates shall be determined, the Persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

    (9) the place or places where the principal of and premium or Make-Whole Amount (as defined in the Indenture, if any), interest, if any, on and Additional Amounts (as defined in the Indenture), if any, payable in respect of such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

    (10) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

    (11) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company if the Company is to have such an option;

    (12) the obligation, if any, of the Company to redeem, repay or purchase Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and other terms and conditions upon which Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

    (13) the currency or currencies in which such Debt Securities are being sold and are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (13) whether the amount of payment of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, composite currency or currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

    (14) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be payable;

    (15) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

    (16) any addition to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

    (17) whether such Debt Securities will be issued in certificated or book-entry form and terms and conditions relating thereto;

    (18) whether such Debt Securities will be in registered ("Registered Debt Securities") or bearer ("Bearer Debt Securities") form and terms and conditions relating thereto, and if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000;

    (19) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

    (20) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay Additional Amounts, if any, as contemplated in the applicable Indenture on such Debt Securities to any Holder who is not a United States person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of paying such Additional Amounts (and the terms of any such option);

    (21) any other covenant or warranty included for the benefit of the Debt Securities in addition to (and not inconsistent with) those included in the Indenture for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Debt Securities in lieu of any covenant or warranty included in the Indenture for the benefit of Debt Securities of all series or any provision that any covenant or warranty included in the Indenture for the benefit of Debt Securities of all series shall not be for the benefit of the Debt Securities, or any combination of such covenants, warranties or provisions;

    (22) the proposed listing, if any, of the Debt Securities on any securities exchange; and

    (23) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301 of each Indenture)

  The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof as a result of the occurrence and continuation of an Event of Default ("Original Issue Discount Securities"). (Section 502 of each Indenture) Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  Debt Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Debt Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

  The Indentures do not contain any provisions that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

  Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000. (Section 302 of each Indenture)

  Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest, if any, on any series of Debt Securities will be payable in the currency designated in the Prospectus Supplement at the corporate trust office of the Trustee, initially located at The Chase Manhattan Bank, 450 West 33rd, Global Trust Services, 15th Floor, New York, New York 10001 in the case of each of the Senior Debt Securities and the Subordinated Debt Securities, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person (as defined in the Indentures) entitled thereto as it appears in the Security Register for such series or by wire transfer of funds to such Person at an account maintained within the United States. (Sections 301, 305, 307 and 1002 of each Indenture) The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series. All monies paid by the Company to a Paying Agent for the payment of principal of and premium, if any, and interest, if any, on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Offered Debt Security will thereafter look only to the Company for payment thereof. (Section 1003 of each Indenture)

  Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be mailed to each Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture. (Section 307 of each Indenture)

  Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305 of each Indenture) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002 of each Indenture)

  Neither the Company nor any Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) exchange any Bearer Debt Security selected for redemption, except that such a Bearer Debt Security may be exchanged for a Registered Debt Security of that series and like tenor, provided that such Registered Debt Security shall be simultaneously surrendered for redemption or exchange; or (iv) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid. (Section 305 of each Indenture)

GLOBAL DEBT SECURITIES

  The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

  So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture.

The Company understands that under existing industry practices, if the Company requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

  Payments of principal and premium, if any, and interest, if any, of Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owners of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in a definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

  Bearer Debt Securities of a series may also be issued in the form of one or more global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euroclear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of Debt Securities in definitive form in exchange for a Bearer Global Security, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

MERGER, CONSOLIDATION OR SALE

  The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or entity provided that: (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall be an entity organized under the laws of any United States or a state thereof and expressly assume by supplemental indenture the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including any Additional Amounts), if any, on all of the Offered Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions are met. (Sections 801 and 803 of each Indenture)

  This covenant would not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction unless such transactions or change of control were structured to include a merger or consolidation or transfer or lease of the Company's assets substantially as an entirety. Except as may be described in a Prospectus Supplement applicable to a particular series of Debt Securities, there are no covenants or other provisions in the Indentures providing for a put or increased interest or that would otherwise afford holders of Debt Securities additional protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction.

CERTAIN COVENANTS

  Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and the loss thereof is not disadvantageous in any material respect to the holders of any Debt Securities. (Section 1005 of each Indenture)

  Maintenance of Properties. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties in the ordinary course of business. (Section 1006 of each Indenture)

  Payment of Taxes and Other Claims. The Company will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings. (Section 1008 of each Indenture)

  Provision of Financial Information. Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission pursuant to such Section 13 and 15(d) if the Company were so subject, (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register (as defined in this Indenture), without cost to such Holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder. (Section 1009 of each Indenture)

  Waiver of Certain Covenants. The Company may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Debt Securities of any series specified in Section 301 of the Indentures (except any such term, provision or condition which could not be amended without the consent of all Holders of Debt Securities of such series), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect. (Section 1012 of each Indenture)

  Additional Covenants. Any additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  Except as otherwise provided in a Prospectus Supplement with respect to a particular series of Debt Securities, each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts, if any, payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due, either at maturity, redemption or otherwise; (iii) default in making any sinking fund payment as required for any Debt Security of such series;
(iv) default in the performance or breach of any other covenant or agreement of the Company contained in the Indenture other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series, continued for 60 days after written notice as provided in the applicable Indenture; (v) default under a bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having a principal amount outstanding in excess of $10,000,000 (other than indebtedness which is non-recourse to the Company or the Subsidiaries), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 30 days after written notice to the Company as provided in the Indenture; (vi) certain events of bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities. (Section 501 of each Indenture)

  If an Event of Default under an Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities (as defined in the Indentures) of each such affected series (voting as a single class) may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indentures) or Indexed Securities (as defined in the Indentures), such portion of the principal amount as may be specified in the terms thereof) of and premium or Make-Whole Amount, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or a specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture. (Section 502 of each Indenture) Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby. (Section 513 of each Indenture)

  The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers (as defined in the Indentures) of such Trustee consider such withholding to be in the interest of such Holders. (Section 601 of each Indenture) Each Indenture provides that no Holder of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. (Section 507 of each Indenture) This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest if any, on or Additional Amounts, if any, payable with respect to such Debt Securities at the respective due dates thereof. (Section 508 of each Indenture)

  Subject to provisions in each Indenture relating to its duties in case of default, the Trustee is not under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity. (Section 602 of each Indenture) Subject to such provisions for the indemnification of the Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under each Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein. (Section 512 of each Indenture)

  Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers, stating such officer's knowledge of the Company's compliance with all the conditions and covenants under the applicable Indenture and, in the event of any noncompliance, specifying such noncompliance and the nature and status thereof. (Section 1010 of each Indenture)

MODIFICATION OF THE INDENTURES

  Modification and amendment of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity (as defined in the Indentures) of the principal of (or premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts, if any, payable on, any such Debt Security, (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of or any Additional Amount, if any, payable with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security or Make-Whole Amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment (as defined in the Indentures) where, or the currency or currencies, currency units or composite currency or currencies in which payment of the principal of (and Premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security, is payable, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage of the Holders of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security. (Section 902 of each Indenture)

  The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in such Indenture. (Section 1012 of each Indenture)

  Modifications and amendments of an Indenture may be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to add, change or eliminate any provisions of an Indenture, provided that any such addition, change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities;
(vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock of the Company or other securities or property of the Company; (viii) to provide for the acceptance or appointment of a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture; (x) to close an Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, an Indenture under the TIA; or (xi) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect. (Section 901 of each Indenture)

SUBORDINATION

  Unless otherwise indicated in a Prospectus Supplement for a particular series of Subordinated Debt Securities, the following subordinated provisions will apply to the Subordinated Debt Securities.

  Upon any distribution to creditors of the Company in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the Subordinated Debt Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1701 and 1702 of the Subordinated Indenture), but the obligation of the

Company to make payment of the principal of and interest on the Subordinated Securities will not otherwise be affected. (Section 1608 of the Subordinated Indenture) No payment of principal or interest may be made on the Subordinated Securities at any time in the event there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default and the Company receives notice of the default. (Section 1703 of the Subordinated Indenture) The Company may resume payments on the Subordinated Securities when the default is cured or waived if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time. (Section 1703 of the Subordinated Indenture) After all Senior Debt is paid in full and until the Subordinated Debt Securities are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt. (Section 1707 of the Subordinated Indenture) By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities.

  Senior Debt is defined in the Subordinated Indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company for money borrowed, whether any such indebtedness exists as of the date of the Subordinated Indenture or is created, incurred, assumed or guaranteed after such date:

    (1) any debt (i) for money borrowed by the Company, or (ii) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (iii) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of the Company, or to secure the payment of revenue bonds issued for the benefit of the Company, whether contingent or otherwise;

    (2) any debt of others described in the preceding clause (1) which the Company has guaranteed or for which it is otherwise liable;

    (3) the obligation of the Company as lessee under any lease of property which is reflected on the Company's balance sheet as a capitalized lease; and

    (4) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1),
  (2), and (3); provided, however, that, in computing the indebtedness of the Company, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of the Company provided, further, that in computing the indebtedness of the Company hereunder, there shall be excluded (i) any such indebtedness, obligation or liability referred to in clauses (1) through (4) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Debt Securities, or ranks pari passu with the Subordinated Securities, (ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, (iii) any indebtedness to a Subsidiary of the Company, and
  (iv) the Subordinated Debt Securities. (Section 101 of the Subordinated Indenture).

  There is no limit on the amount of Senior Debt that the Company may incur. At March 31, 1997, Senior Debt of the Company aggregated approximately $725 million. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Debt or other indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Under each Indenture, the Company may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of each Indenture). Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either
(i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under Sections of each Indenture described under "Certain Covenants" or, if provided pursuant to Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

  Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of such Indenture. (Section 1404 of each Indenture)

  "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency (as defined in the Indentures) in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101 of each Indenture)

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture).

  Unless otherwise provided in a Prospectus Supplement, "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency issued by the government of one or more countries other than the United States both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) any currency unit or composite currency for the purposes for which it was established. (Section 101 of each Indenture) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of either Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION AND EXCHANGE RIGHTS

  The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock or other securities or property of the Company will be set forth in the Prospectus Supplement relating thereto. Such terms shall include the conversion or exchange price (or manner of calculation thereof), the exchange or conversion period, provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock or other securities or property of the Company to be received by the Holders of Debt Securities would be calculated according to the market price of Common Stock or other securities or property of the Company as of a time stated in the Prospectus Supplement. The conversion exchange price of any Debt Securities of any series that is convertible into Common Stock of the Company may be adjusted for any stock dividends, stock splits, reclassification, combinations or similar transactions, as set forth in the applicable Prospectus Supplement. (Article Sixteen of each Indenture)

GOVERNING LAW

  The Indentures are governed by and shall be construed in accordance with the laws of the State of New York.

REDEMPTION OF DEBT SECURITIES

  The Indentures provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

  From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price (as defined in the Indentures).

CONCERNING THE TRUSTEE

  The Chase Manhattan Bank, is one of a number of banks with which the Company and its subsidiaries maintain banking relationships in the ordinary course of business. The Company's banking relationship with The Chase Manhattan Bank includes serving as administrative agent for the Company's $800 million Credit Agreement dated as of July 1, 1996, providing $44 million of funding as a participating bank in the $800 million Credit Agreement dated as of July 1, 1996, providing custodial services for the Provident's bond and stock portfolios, and providing general banking services. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under a series of Senior Debt Securities or Subordinated Debt Securities, or upon the occurrence of a default under such other indenture, the Trustee may be deemed to have a conflicting interest with respect to the Senior Debt Securities or the Subordinated Debt Securities for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Senior Indenture or the Subordinated Indenture. In that event, the Company would be required to appoint a successor Trustee.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the terms of the Preferred Stock sets forth certain general rules and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The description of certain provisions of the Preferred Stock set forth below and in the Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the particular series of Preferred Stock, which will be filed with the Commission at or prior to the time of the sale of such Preferred Stock.

GENERAL

  Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), the Board of Directors of the Company is authorized without further stockholder action to adopt resolutions providing for the issuance of up to 25,000,000 shares of Preferred Stock, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as may be determined by the Board of Directors. As of the date of this Prospectus, the Company had one series of Preferred Stock outstanding, which is described below under "Outstanding Preferred Stock."

  Each series of shares of Preferred Stock shall have the dividend, liquidation, redemption, voting rights and, if applicable, conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including, where applicable: (i) the title, designation, number of shares and stated value of such Preferred Stock;
(ii) the price at which such Preferred Stock will be issued; (iii) the dividend rates (or method of calculation) and dates on which dividends shall be payable, whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) the dates on which the Preferred Stock will be subject to redemption and the redemption price; (v) any redemption or sinking fund provisions; (vi) whether the Preferred Stock are convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock are convertible or exchangeable (which may include other Preferred Stock, Senior Debt Securities, Subordinated Debt Securities, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (vii) if other than the currency of the United States of America, the currency or currencies including composite currencies in which such Preferred Stock are denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) the place or places where dividends and other payments on the Preferred Stock are payable and the identity of the transfer agent, registrar and dividend disbursement agent for the Preferred Stock; (x) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions.

  Upon their issuance and receipt of payment therefor, the shares of Preferred Stock will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to the Company's preferred stock account. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock will rank on a parity in all respects with each other series of Preferred Stock. See "Outstanding Preferred Stock," below.

DIVIDENDS

  Holders of Preferred Stock will be entitled to receive cash dividends, when and as declared by the Board of Directors of the Company out of assets of the Company legally available for payment, at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Company on the record dates fixed by the Board of Directors of the Company. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rate may be fixed or variable or both. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock will be entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of Preferred Stock, liquidating distributions in the amount of the stated value per share (as set forth in the applicable Prospectus Supplement) plus all accrued and unpaid dividends up to the date fixed for distribution for the current dividend period and, if such series of the Preferred Stock is cumulative, for all dividend periods prior thereto, all as set forth in the Prospectus Supplement with respect to such shares. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to a series of Preferred Stock and any other shares of stock of the Company ranking as to any distribution on a parity with such series of Preferred Stock are not paid in full, the holders of such series of Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

  Neither the sale, conveyance, exchange or transfer of all or substantially all the property and assets of the Company, the consolidation or merger of the Company with or into any other corporation, nor the merger or consolidation of any other corporation into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

  The terms, if any, on which shares of a series of Preferred Stock may be subject to optional or mandatory redemption, in whole or in part, will be set forth in the Prospectus Supplement relating to such series.

VOTING RIGHTS

  Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote.

CONVERSION AND EXCHANGE RIGHTS

  The terms, if any, on which shares of any series of Preferred Stock are convertible or exchangeable will be set forth in the Prospectus Supplement relating thereto. The Prospectus Supplement will describe the securities or rights into which such shares of Preferred Stock are convertible or exchangeable (which may include other Preferred Stock, Senior Debt Securities, Subordinated Debt Securities, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or a combination of the foregoing). Such terms may include provisions for conversion, either mandatory, at the option of the holder, or at the option of the Company, in which case the consideration to be received by the holders of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

  The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to shareholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

OUTSTANDING PREFERRED STOCK

  As of March 31, 1997, the Company's only outstanding series of shares of Preferred Stock is designated the 8.10% Cumulative Preferred Stock (the "Cumulative Preferred Stock"), of which 1,041,534 shares were outstanding.

  The following summary of the Cumulative Preferred Stock is qualified in its entirety by reference to the Certificate and to the applicable provisions of the Delaware General Corporation Law ("DGCL").

  Dividends. Holders of the Cumulative Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cumulative cash dividends at the annual rate of 8.10% calculated as a percentage of the liquidation preference of $150 per share. Dividends on the Cumulative Preferred Stock are payable quarterly on February 1, May 1, August 1 and November 1 of each year at such annual rate. Dividends are cumulative from the date of original issue.

  Dividends payable on the Cumulative Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by four. Dividends payable on the Cumulative Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

  Redemption. The Cumulative Preferred Stock may not be redeemed prior to February 24, 1998. At any time or from time to time on and after February 24, 1998, the Company, at its option, may redeem the Cumulative Preferred Stock in whole or in part, upon not less than 30 nor more than 60 days notice, at a redemption price of $150 per share plus accrued and unpaid dividends thereon to the date fixed for redemption. In the event that fewer than all of the outstanding shares of the Cumulative Preferred Stock are to be redeemed, the shares to be redeemed shall be determined by lot or pro rata or by any other method as may be determined by the Board of Directors of the Company to be equitable. The Company will provide notice of any redemption of the Cumulative Preferred Stock to holders of record of the Cumulative Preferred Stock to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption. Such notice shall specify, among other things, the redemption price and the amount of accrued and unpaid dividends to the date of redemption, whether the Company is calling all or less than all of the Cumulative Preferred Stock for redemption, and if less than all, which shares of the Cumulative Preferred Stock are being called, the place or places where certificates for such shares are to be surrendered for redemption and whether the Company is depositing with a bank or trust company on or before the redemption date the cash payable by the Company with respect thereto and the date for such deposit. Such notice shall be provided by mailing notice of such redemption to the holders of the Cumulative Preferred Stock to be called. Each holder of the Cumulative Preferred Stock to be called shall surrender the certificates representing such Cumulative Preferred Stock to the Company at the place designated in such notice and shall be entitled to receive payment following such surrender and following the date of such redemption. If such notice of redemption shall have been duly given, and if on the redemption date funds necessary for the redemption shall be set aside therefor, then, notwithstanding that the certificates evidencing any shares of the Cumulative Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to the shares so called for redemption shall cease to accrue after the redemption date therefor and all rights with respect to the shares so called for redemption shall forthwith after such redemption date cease and terminate, except for the right of the holders to receive the redemption price plus an amount equal to accrued and unpaid dividends to the redemption date therefor, without interest, upon surrender of their certificates therefore. The Company's Certificate does not restrict the Company's ability to redeem or repurchase shares of the Cumulative Preferred Stock when dividends on the Cumulative Preferred Stock are in arrears.

  Liquidation Preference. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, after payment or provision for payment of debts and other liabilities of the Company and before any distribution to the holders of shares of Common Stock or any stock junior to the Cumulative Preferred Stock as to the distribution of assets upon liquidation, the holders of the Cumulative Preferred Stock will receive $150 per share, plus an amount equal to accrued and unpaid dividends to the date of payment. The rights of the holders of the Cumulative Preferred Stock to participate in the assets of the Company upon its liquidation will be subject to the prior claims of the creditors of the Company and its subsidiaries.

  Voting Rights. Holders of the Cumulative Preferred Stock have only those voting rights described below and those rights applicable to all series of Preferred Stock as described in "Description of Preferred Stock--Voting Rights." The Certificate provides that if an amount equal to at least four quarterly dividend payments on the Cumulative Preferred Stock are accrued and remain unpaid at the time of any meeting of the stockholders of the Company for the election of directors, the Board of Directors shall increase the number of directors of the Company by two directors and provide for the election of such two directors and the holders of the Cumulative Preferred Stock, voting separately as a single class with the holders of shares of any other series of Preferred Stock so entitled, will be entitled to elect two additional directors to fill such vacancies. The right of the holders of the Cumulative Preferred Stock and any other series of Preferred Stock to elect such directors will continue only until all arrearages in dividends on the outstanding shares of the Cumulative Preferred Stock and such other series have been eliminated.

  Miscellaneous. The Cumulative Preferred Stock does not have any conversion or preemptive rights and are not subject to any sinking fund or other obligations of the Company to repurchase or retire the Cumulative Preferred Stock.

                          DESCRIPTION OF COMMON STOCK

  This summary of certain terms and provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Certificate and Bylaws, as amended, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

  The Company is authorized to issue an aggregate of 150,000,000 shares of Common Stock. As of March 31, 1997, there were 61,132,226 shares of Common Stock outstanding held by approximately 1,304 shareholders of record. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is listed on the NYSE.

DIVIDENDS

  Subject to the preferences of holders of Preferred Stock, including the Cumulative Preferred Stock, holders of Common Stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds legally available therefor.

VOTING RIGHTS

  Except as otherwise provided by law or by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, the voting power of the Company is held by the holders of Common Stock. Each holder of Common Stock is entitled to one vote for each share held. Holders of Common Stock are not entitled to cumulative voting rights and, therefore, holders of a plurality of shares voting in the election of directors may elect the entire class of the Board of Directors standing for election at a stockholders' meeting at which a quorum is present. In that event, holders of the remaining shares of Common Stock would not be able to elect any director to the Board of Directors. As a general rule, the vote required to take action at a stockholders' meeting is a majority vote of the shares present and voting assuming the presence of a quorum, which consists of a majority of the outstanding shares present in person or by proxy at a meeting. Some matters under Delaware law, such as an amendment of the certificate of incorporation or approval of a merger, require the approval of a majority of the shares outstanding, unless the certificate of incorporation provides for a different vote. The Company's Certificate provides that mergers, certain sales of assets, and amendments to the Certificate require the approval of two-thirds of the outstanding shares of Common Stock. For a description of certain voting rights of Cumulative Preferred Stock, see "Description of Preferred Stock-- Cumulative Preferred Stock--Voting Rights."

LIQUIDATION AND DISSOLUTION

  Except as otherwise provided by the designation of the preferences, limitations and relative rights of any series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, after payment has been made to the holders of each series of Preferred Stock of the full amount to which they are entitled pursuant to the Certificate of Designations of such series, the holders of shares of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of available for distribution to its stockholders. Shares of Cumulative Preferred Stock have a Stated Liquidation Value of $150 per share.

PREEMPTIVE RIGHTS

  Holders of Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for shares of capital stock of any class.

REDEMPTION

  Common Stock is not subject to mandatory redemption.

TRANSFER AGENT

  The transfer agent and registrar for shares of the Common Stock is First Chicago Trust Company of New York.

CERTAIN PROVISIONS THAT MAY BE DEEMED TO HAVE AN ANTI-TAKEOVER EFFECT

  The Company's Certificate contains several provisions that may be deemed under some circumstances to have an "anti-takeover" effect in that they could impede or prevent an acquisition of control of the Company unless the potential acquiror has obtained the prior approval of the Company's Board of Directors or a higher stockholder vote than is otherwise required by the DGCL. The provisions of the Company's Certificate and relevant provisions of Delaware law described below are collectively referred to herein as the "Protective Provisions." The purpose of the Protective Provisions in general is, among other things, to facilitate stability of leadership and enhance the Board of Directors' role in connection with attempts to acquire control of the Company so that the Board can further and protect the interests of the Company, its stockholders, and its other constituencies as appropriate under the circumstances.

  Authorized Capital Stock. The Company's Certificate authorizes the issuance of up to 150,000,000 shares of Common Stock and up to 25,000,000 shares of Preferred Stock. Such shares may be issued by the Company's Board of Directors without further action or authorization by the Company's stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which the Company's capital stock may be listed and the directors may fix the voting rights, conversion rights, and other terms thereof without stockholder approval. Preferred Stock will be issuable in one or more classes or series, with each class or series having such rights and preferences as the Company's Board of Directors may fix and determine by resolution.

  This authority of the Board of Directors to issue additional shares of Common Stock and Preferred Stock will provide the Company with the flexibility necessary to meet its future needs without the time delay resulting from seeking stockholder approval unless otherwise required. The unissued shares of Common Stock and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of the Company. In addition, the sale of a substantial number of shares of Common Stock to persons who have an understanding with the Company concerning the voting of such shares, or the discriminatory distribution or dividend of shares of Common Stock (or the right to receive Common Stock) to the stockholders of the Company, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of the Company. The issuance of Preferred Stock may also, under certain circumstances, have an anti-takeover effect, particularly if such stock has broad class voting rights or a substantial number of votes per share.

  The actual effect of any issuance of Preferred Stock upon the rights of holders of Common Stock cannot be specified because the Company's Board of Directors has not determined the issuance prices or terms or the rights of the holders of any Preferred Stock, other than the Cumulative Preferred Stock. Such effects might include: (i) restrictions on Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilution of the voting power and equity interest of current holders of Common Stock to the extent that any Preferred Stock has voting rights or is convertible into Common Stock; and (iii) current holders of all the shares of Common Stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preferences granted to holders of Preferred Stock.

  Amendment of Certificate. The DGCL generally provides that the approval of a corporation's board of directors and the affirmative vote of both a majority of the shares entitled to vote thereon and a majority of the shares of each class of stock entitled to vote thereon as a class, is required to amend the corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Company's Certificate provides that the provisions of the Company's Certificate may be amended, altered, changed, repealed, or any inconsistent provision adopted, only by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.

  Merger, Consolidation, Sales of Substantially All of the Assets and Dissolution. The DGCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of the shares entitled to vote thereon is required to approve a merger or consolidation to which the corporation is party, a sale of substantially all of the assets of the corporation or a dissolution of the corporation. The Company's Certificate provides that a merger, consolidation, share exchange, sale of substantially all of the assets, liquidation or dissolution of the Company requires the approval of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding Common Stock. The higher vote requirement does not apply to certain mergers or consolidations which relate to internal reorganizations or to a disposition of assets to a subsidiary or to facilitate a financing arrangement.

  In addition, the insurance laws and regulations of the jurisdictions in which the Company's insurance subsidiaries do business may impede or delay a business combination involving the Company.

  Director Exculpation and Limited Liability. Article VI of the Company's Certificate provides that a director of the Company, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the DGCL or any successor provision or provisions, will have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit. This provision absolves directors of personal liability for negligence in the performance of their duties, including gross negligence.

  Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of his duties, if the action is among those as to which liability is limited. Because of this provision, stockholders will not have a claim for monetary damages based on breach of the directors' duty, even if the directors' conduct involved gross negligence (including a grossly negligent business decision involving a takeover proposal for the Company), unless the conduct is of a type for which the DGCL does not permit limitation of liability. If the stockholders do not have a claim for monetary damages, their only remedy may be a suit to enjoin completion of the Board's action or to rescind completed action. The stockholders may not be aware of a proposed transaction that might otherwise give rise to a claim until the transaction is completed or until it is too late to prevent its completion by injunction. In such a case, the Company and its stockholders may have no effective remedy for an injury resulting from the Board's action. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefited the Company and its stockholders. Such a provision could have an entrenchment effect by making it more difficult for a stockholder to obtain personal damages against a director.

  The Commission has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws. The Company included this exculpation provision in its Certificate to provide its directors with the maximum protection from personal liability made available by the DGCL. It is believed that this provision will help the Company to attract and retain as directors the persons most qualified for those positions.

  Future Plans. The Board of Directors may consider and adopt, or propose to the stockholders for adoption, certain additional Protective Provisions in the future if the Board believes such provisions are in the best interest of Company.

                            DESCRIPTION OF WARRANTS

GENERAL

  The Company may issue Warrants to purchase Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Common Stock or any combination thereof (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warranty Securities and may be attached or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued;
(iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any;
(xiii) if applicable, a discussion of certain United States federal income tax considerations; (xiv) the procedures and conditions relating to the exercise of such Warrants; and (xv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

  Warrant certificates may be exchanged for new warrant certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants exercisable for Debt Securities will not have any of the rights of holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise. Prior to the exercise of their Warrants for shares of Preferred Stock or Common Stock, holders of such Warrants will not have any rights of holders of the Preferred Stock or Common Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the Preferred Stock or Common Stock purchasable upon such exercise.

       DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

  The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and (x) Senior Debt Securities or Subordinated Debt Securities (y) Preferred Securities, or (z) debt obligations of third parties, including U.S. Treasury securities, securing the holders obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

  The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                      DESCRIPTION OF PREFERRED SECURITIES

  The Provident Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration authorizes the Regular Trustees of the Provident Trust to issue on behalf of the Provident Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The Chase Manhatten Bank, an independent trustee, will act as indenture trustee for the Preferred Securities, to be issued by the Provident Trust, for the purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act, and which will mirror the terms of the Subordinated Debt Securities held by the Provident Trust and as described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of the Provident Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by the Provident Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a periodic basis to holders of such Preferred Securities as of a record date in each period during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Provident Trust; (vi) the obligation, if any, of the Provident Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation (with such redemption price to be determined through negotiations among the Company and the Underwriters based on, among other factors, redemption prices of securities similar to the Preferred Securities and market conditions generally); (vii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration of the Provident Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities not inconsistent with the Declaration of the Provident Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantee." The Trust Guarantee of Provident, when taken together with Provident's obligations under the Subordinated Debt Securities and the relevant Supplemental Indenture, and its obligations under each Declaration, including obligations to pay costs, expenses, debts and liabilities of the Provident Trust (other than with respect to the Trust Securities), would provide a full and unconditional guarantee of amounts due on Preferred Securities issued by the Provident Trust. Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Preferred Securities, the Provident Trust will issue one series of Common Securities. The Declaration authorizes the Regular Trustees to issue on behalf of the Provident Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by the Provident Trust will be substantially identical to the terms of the Preferred Securities issued by the Provident Trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Provident Trustees. All of the Common Securities of the Provident Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

  If an Event of Default under the Declaration occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the right of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

PROPOSED TAX LEGISLATION

  On February 6, 1997, the revenue portion of President Clinton's Budget proposal (the "Proposal") was released. The Proposal would, among other things, deny deductions for interest on a debt instrument issued by a corporation with a maximum weighted average maturity of more than 40 years or which has a maximum term of more than 15 years and is not shown as indebtedness on the separate balance sheet of the issuer. An instrument would not be shown as indebtedness on a balance sheet merely because it was described as indebtedness in footnotes or other narrative disclosures. The Proposal would apply only to corporations which file annual financial statements with the Commission, and the relevant balance sheet would be the balance sheet filed with the Commission. The Proposal would be effective generally for instruments issued on or after the date of first committee action. As currently drafted, the Proposal would affect the Subordinated Debt Securities unless the Subordinated Debt Securities were issued prior to the first date of any committee action. In addition, the Proposal could be enacted with retroactive effect. If the Proposal is enacted so as to apply to the Subordinated Debt Securities, the Company would not be entitled to an interest deduction with respect to the Subordinated Debt Securities. There can be no assurance that current or future legislative proposals or final legislation will not give rise to a Tax Event (as defined in the Declaration), which would permit the Company to cause a redemption of the Subordinated Debt Securities or a distribution of the Subordinated Debt Securities in a liquidation.

  See "Description of the Preferred Securities--Special Event Redemption or Distribution" in the Prospectus Supplement relating thereto.

                        DESCRIPTION OF TRUST GUARANTEE

  Set forth below is a summary of information concerning the Trust Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank, an independent trustee, will act as indenture trustee under the Trust Guarantee (the "Preferred Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Trust Guarantee will be those set forth in the Trust Guarantee and those made part of the Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. The Trust Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the Provident Trust.

GENERAL

  Pursuant to the Trust Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (as defined herein) (except to the extent paid by the Provident Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Provident Trust may have or assert. The following payments or distributions with respect to Preferred Securities issued by the Provident Trust to the extent not paid by the Provident Trust (the "Guarantee Payments"), will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent the Provident Trust shall have funds available therefore; (ii) the redemption price (the "Redemption Price") and all accrued and unpaid distributions to the date of redemption to the extent the Provident Trust has funds available therefore with respect to any Preferred Securities called for redemption by the Provident Trust; and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Provident Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Provident Trust has funds available therefore and (b) the amount of assets of the Provident Trust remaining available for distribution to holders of such Preferred Securities in liquidation of the Provident Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Provident Trust to pay such amounts to such holders.

  The Trust Guarantee will be a guarantee with respect to the Preferred Securities issued by the Provident Trust, but will not apply to any payment of distributions except to the extent the Provident Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Provident Trust, the Provident Trust will not pay distributions on the Preferred Securities issued by the Provident Trust and will not have funds available therefor. See "Description of the Provident Debt Securities--Particular Terms of the Subordinated Debt Securities." The Trust Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Subordinated Indenture, and the Declaration will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

  The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Provident Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Trust Guarantee, except that upon an event of default under the Subordinated Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

  In the Trust Guarantee, the Company will covenant that, so long as any Preferred Securities remain outstanding, if there shall have occurred any event that would constitute an event of default under the Trust Guarantee or the Declaration, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase shares of the Company Common Stock, (ii) as a result of a reclassification of Provident's capital stock or the exchange or conversion of one class or series of Provident's capital stock for another class or series of Provident's capital stock or, (iii) the purchase of fractional interests in shares of Provident's capital stock pursuant to the conversion or exchange provisions of such Provident capital stock or the security being converted or exchanged), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee).

MODIFICATION OF THE TRUST GUARANTEE; ASSIGNMENT

  Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities in any material respect (in which case no vote will be required), the Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

  The Trust Guarantee will terminate as to the Preferred Securities issued by the Provident Trust (a) upon full payment of the Redemption Price of all Preferred Securities of the Provident Trust, (b) upon distribution of the Subordinated Debt Securities held by the Provident Trust to the holders of the Preferred Securities or (c) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Provident Trust. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Trust Guarantee.

EVENTS OF DEFAULT

  An event of default under the Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

  The holders of a majority in liquidation amount of the Preferred Securities to which the Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Trust Guarantee. If the Preferred Guarantee Trustee fails to enforce the Trust Guarantee, any holder of Preferred Securities to which the Trust Guarantee relates may institute a legal proceeding directly against the Company to enforce such holder's rights under the Trust Guarantee, without first instituting a legal proceeding against the Provident Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Trust Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against the Provident Trust or an other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST GUARANTEE

  The Trust Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, except those made subordinate or pari passu by their terms; (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

  The Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

  The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under the Trust Guarantee, from exercising the rights and powers vested in it by the Trust Guarantee.

GOVERNING LAW

  The Trust Guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

  EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBT SECURITIES AND THE TRUST
                                   GUARANTEE

  As set forth in the Declaration, the sole purpose of the Provident Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Provident Trust, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

  As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and the Company and other payment dates for the Preferred Securities;
(iii) the Company shall pay all, and the Provident Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Provident Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Provident Trustees shall not take or cause or permit the Provident Trust to, among other things, engage in any activity that is not consistent with the purposes of the Provident Trust.

  Payments of distributions (to the extent funds therefore are available) and other payments due on the Preferred Securities (to the extent funds therefore are available) are guaranteed by the Company as and to the extent set forth under "Description of the Trust Guarantee." If the Company does not make interest payments on the Subordinated Debt Securities purchased by the Provident Trust, it is expected that the Provident Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Trust Guarantee does not apply to any payment of distributions unless and until the Provident Trust has sufficient funds for the payment of such distributions. The Trust Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Subordinated Debt Securities held by the Provident Trust as its sole asset. The Trust Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities and the Subordinated Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Provident Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

  If the Company fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period as defined in the Declaration), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" and "--Voting Rights" in any accompanying Prospectus Supplement, may direct the Property Trustee to enforce its rights under the Subordinated Debt Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Trust Guarantee, acknowledges that the Preferred Guarantee Trustee shall enforce the Trust Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under the Trust Guarantee without first instituting a legal proceeding against the Provident Trust, the Preferred Guarantee Trustee, or any other person or entity.

  The Company and the Provident Trust believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Trust Guarantee--General."

                             PLAN OF DISTRIBUTION

  The Company and/or the Provident Trust may offer and sell the Offered Securities to or through underwriters or dealers, and also may offer and sell the Offered Securities directly to other purchasers or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company and/or the Provident Trust also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement.

  In connection with the sale of Offered Securities, underwriters may receive compensation from the Company and/or the Provident Trust or from purchasers of the Offered Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company and/or the Provident Trust, and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company and/or the Provident Trust will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock and any series of Preferred Stock which are listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any of the other Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

  If dealers are utilized in the sale of the Offered Securities, the Company and/or the Provident Trust will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company and/or the Provident Trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company and/or the Provident Trust in the ordinary course of business.

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

  If so indicated in the applicable Prospectus Supplement, the Company and/or the Provident Trust will authorize underwriters or other persons acting as the Company's or the Provident Trust agents to solicit offers by certain purchasers to purchase the Offered Securities from the Company and/or the Provident Trust at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable to the solicitor of such offers.

                                LEGAL OPINIONS

  Unless otherwise indicated in the applicable Prospectus Supplement, the legality and validity of the Offered Securities will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P., provides certain legal services to the Company from time to time. Certain United States federal income taxation matters will be passed upon for the Company and the Provident Trust by Alston & Bird LLP, Atlanta, Georgia. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Provident Trust and the Company by Richards, Layton & Finger, Wilmington, Delaware.

                                    EXPERTS

  The consolidated financial statements of Provident Companies, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1996 and the consolidated financial statements of The Paul Revere Corporation for the year ended December 31, 1996 included in Provident Companies, Inc.'s Current Report on Form 8-K, dated March 27, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference or set forth therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  With respect to Provident's unaudited condensed consolidated interim financial information for the three-month period ended March 31, 1997, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report, included in Provident's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provision of Section 11 of the Securities Act for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the Registration Statement on Form S-3, of which this Prospectus is a part, prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                                      39